Form 10-K, Exhibit 13
period 1997-12-31
AFG INVESTMENT TRUST A
filed 1998-03-31
CIK 879494

                                AFG INVESTMENT TRUST








                               AFG Investment Trust A

                Annual Report to the Participants, December 31, 1997

                               AFG Investment Trust A

                     INDEX TO ANNUAL REPORT TO THE PARTICIPANTS

                                                                           Page
                                                                           ----

SELECTED FINANCIAL DATA                                                      2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                        3-9

FINANCIAL STATEMENTS:

Report of Independent Auditors                                              10

Statement of Financial Position
at December 31, 1997 and 1996                                               11

Statement of Operations
for the years ended December 31, 1997, 1996 and 1995                        12

Statement of Changes in Participants' Capital
for the years ended December 31, 1997, 1996 and 1995                        13

Statement of Cash Flows
for the years ended December 31, 1997, 1996 and 1995                        14

Notes to the Financial Statements                                        15-27

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                     28

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                     29

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust                            30

                             SELECTED FINANCIAL DATA

      The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

      For each of the five years in the period ended December 31, 1997:

         Summary of
         Operations                     1997                1996                 1995                1994                1993
-----------------------------      --------------      --------------      ---------------      ---------------     --------------

Lease revenue                      $    4,453,680      $    4,820,860       $    5,276,233      $     4,731,141     $    4,678,922
Net income                         $      411,988      $      476,102       $      488,063      $     1,350,553     $      701,454

Per Beneficiary Interest:
     Net income
            Class A Interests      $         0.26      $         0.79       $         0.81      $          2.23     $         1.16
            Class B Interests      $           --      $           --       $          --       $           --      $           --

     Cash distributions
            Class A Interests      $         3.11      $         1.42       $         2.00      $          2.52     $         2.52
            Class B Interests      $         0.30      $           --       $           --      $            --     $           --

     Financial Position
---------------------------

Total assets                       $   14,058,563      $   14,175,369       $   16,603,124      $    18,742,285      $  20,926,719

Total long-term obligations        $    2,342,924      $    4,249,311       $    6,323,893      $     7,543,509      $   9,625,987

Participants' capital              $   11,362,142      $    9,618,214       $    9,999,981      $    10,719,290      $  10,893,838

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1997 compared to the year ended December 31, 1996 and the year ended December 31, 1996 compared to the year ended December 31, 1995

      Certain statements in this annual report of AFG Investment Trust A (the "Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 8 to the accompanying financial statements, and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and to successfully remarket the Trust's equipment, upon the expiration of such leases.

      The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. EFG's computer programs were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Trust.

OVERVIEW

      As an equipment leasing trust, the Trust was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by EFG to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will fluctuate. Presently, the Trust is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class Action Lawsuit could alter the future business operations of the Trust. See Note 8 to the accompanying financial statements. The Trust's operations commenced in 1992.

RESULTS OF OPERATIONS

      For the year ended December 31, 1997, the Trust recognized lease revenue of $4,453,680 compared to $4,820,860 and $5,276,233 for the years ended December 31, 1996 and 1995, respectively. The decrease in lease revenue from 1996 to 1997 resulted principally from primary lease term expirations and the sale of equipment. Partially offsetting this decrease was the receipt in 1997 of prepaid contractual obligations of $432,604 associated with the exchange of its interest in a vessel (see discussion below). The decrease in lease revenue from 1995 to 1996 was due primarily to the Trust's sale of its interest in a Boeing 747-SP aircraft leased to United Air Lines, Inc. (the "United Aircraft") in February 1996, as discussed below. The future level of lease revenue to be recognized by the Trust may be impacted by the proposed amendment to the Trust Agreement as described in Note 11 to the accompanying financial statements.

      Interest income for the year ended December 31, 1997 was $207,539 compared to $85,627 and $46,053 for the years ended December 31, 1996 and 1995, respectively. Generally, interest income is generated from the temporary investment of rental receipts and equipment sale proceeds in short-term instruments. Interest income in 1997 included interest earned on unexpended proceeds resulting from the issuance of Class B Interests (see below). Future interest income will fluctuate in relation to prevailing interest rates, the collection of lease revenue and the proceeds from equipment sales.

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

      During 1997, the Trust sold or exchanged equipment having a net book value of $1,492,672 to existing lessees and third parties. These transactions resulted in a net loss, for financial statement purposes, of $226,815. The equipment transactions included the exchange of the Trust's interest in a vessel with an original cost and net book value of $2,399,580 and $1,185,726, respectively. In connection with this transaction, the Trust realized proceeds of $777,326, which resulted in a net loss, for financial statement purposes, of $408,400. As this vessel was disposed of prior to the expiration of the related lease term, the Trust also received a prepayment of the remaining contracted rent due under the vessel's lease agreement, as described above.

      On April 30, 1997, the vessel partnerships, in which the Trust and certain affiliated investment programs are limited partners and through which the Trust and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele Group, Inc. (formerly Banyan Strategic Land Fund
II) ("Semele"), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

      The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have been paid to EFG had the Trust sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

      As a result of the vessel exchange transaction and its original 33% beneficial ownership interest in Hato Arrow, one of the three Vessels, the Trust received $433,036 in cash, became the beneficial owner of 209,694 shares of Semele common stock (valued at $314,541 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $462,353. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu.

      Cash equal to the amount of the Semele Note was placed in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Partnership. A dividend of $41,939 was paid to the Partnership on November 17, 1997. This dividend represented a return of equity to the Partnership, which proportionately reduced the Partnership's investment in Semele.

      In February 1996, the Trust concluded the sale of its interest in the United Aircraft to the lessee, United Air Lines, Inc. The Trust recognized a net loss of $458,638 in connection with this transaction, of which $311,621 was recognized as Write-Down of Equipment in 1995. The remainder of $147,017 was recognized as a loss on sale of equipment on the accompanying Statement of Operations for the year ended December 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $1,392,779. A portion of such sale proceeds was reinvested in other equipment in March 1996 through the acquisition of an 8.86% ownership interest in an aircraft (the "Reno Aircraft") at an aggregate cost to the Trust of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained long-term financing of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft. During the year ended December 31, 1996, the Trust sold other equipment having a net book value of $31,554, to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $6,406.

      During 1995, the Trust sold equipment having a net book value of $2,019,625 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $260,567. The equipment sales included the Trust's interest in a vessel with an original cost and net book value of $1,948,190 and $1,449,673, respectively, which the Trust sold to an existing lessee in June 1995. In connection with this sale, the Trust realized sale proceeds of $1,285,318 and the purchaser assumed related debt and interest of $96,913 and $625, respectively, which resulted in a net loss, for financial statement purposes, of $66,817. This equipment was sold prior to the expiration of the related lease term. The majority of the Trust's sales proceeds related to this transaction were reinvested in other equipment in 1995 with the balance reinvested in 1996. The Trust received $71,850 in 1996 from the lessee related to a residual sharing agreement between the lessee and the Trust. In connection with this agreement, the Trust was entitled to a portion of the sale proceeds realized by the lessee upon its ultimate disposition of the vessel to a third party. This amount is reflected as Other Income on the accompanying Statement of Operations in 1996.

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

      Depreciation and amortization expense was $3,354,030, $3,628,279 and $3,414,318 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. The Trust acquired equipment during both 1996 and 1995.

      Interest expense was $198,927 or 4.5% of lease revenue in 1997, $396,793 or 8.2% of lease revenue in 1996 and $534,365 or 10.1% of lease revenue in 1995. Interest expense in future years will continue to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding indebtedness.

      Management fees were 4%, 3.9% and 3.8% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

      Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Collectively, operating expenses represented 6.5%, 2.9% and 2.1% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. The increase in operating expenses from 1996 to 1997 was due primarily to costs incurred in connection with the Solicitation and Registration Statements described in
Note 9 to the accompanying financial statements. The increase in operating expenses from 1995 to 1996 was due primarily to expenses incurred in connection with the Trust's sale of its interest in the aircraft. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

      The Trust by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $3,849,225, $4,295,178, and $4,296,416 for the years ended December 31, 1997, 1996 and 1995, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Trust experiences a higher frequency of remarketing events.

      The Trust's equipment is leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lessees will be maintained. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

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

      Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. At December 31, 1995, the Trust had completed its initial equipment acquisition and leveraging processes. The Trust expended $1,441,796 and $3,051,827 to acquire equipment during the years ended December 31, 1996 and 1995, respectively. All of the equipment acquired in 1996 and $1,400,000 of the equipment acquired in 1995 was acquired pursuant to the reinvestment provisions of the Trust Agreement. The reinvested equipment was financed through a combination of leveraging and sale proceeds available from the aircraft and vessel transactions occurring in 1996 and 1995, discussed above. There were no equipment acquisitions during 1997. In 1997, the Trust realized equipment sale proceeds of $488,963. In 1996, the Trust received sale proceeds of $1,417,927, including $1,392,779 of proceeds from the United Aircraft and; in 1995, the Trust received sale proceeds of $1,661,520, including $1,285,318 of proceeds from the vessel transaction. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

      As a result of the vessel exchange (see Results of Operations), the Trust became the beneficial owner of 209,694 shares of Semele common stock (valued at $314,541 ($1.50 per share) at the time of the exchange transaction). This investment was reduced by a dividend of $41,939 received in November 1997 representing a return of equity to the Trust. The Trust also received a beneficial interest in the Semele Note of $462,353 in connection with the exchange.

      In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. As such, the Trust reduced the carrying value of its investment in Semele common stock to $0.75 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1997) resulting in an unrealized loss in 1997 of $115,332 which was reported as a separate component of partner's capital. However, the General Partner believes that the underlying tangible assets of Semele, particularly the Rancho Malibu property, can be sold or developed on a tax free basis due to Semele's net operating loss carryforwards and can provide an attractive economic return to the Trust.

      The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $997,888 and $1,747,173 in 1996 and 1995, respectively, resulted from leveraging a portion of the Trust's equipment portfolio with third-party lenders. There was no leveraging of equipment in 1997. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future periods, the amount of cash used to repay debt obligations will decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to the Reno Aircraft. The Managing Trustee also expects to use a portion of the Trust's available cash to retire certain indebtedness.

      For financial reporting purposes, the Managing Trustee and the Special Beneficiary each has accumulated a capital deficit at December 31, 1997. This is the result of aggregate cash distributions to these Participants being in excess of their aggregate capital contributions ($1,000 each) and their respective allocations of financial statement net income or loss. (See Note 2 to the financial statements - Allocation of Net Income or Loss.) Ultimately, the existence of a capital deficit for the Managing Trustee or the Special Beneficiary for financial reporting purposes is not indicative of any further capital obligations to the Trust by either the Managing Trustee or the Special Beneficiary. However, for income tax purposes, the Trust Agreement requires that income be allocated first to those Participants having negative tax capital account balances so as to eliminate any such balances. In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. No such requirement exists with respect to the Special Beneficiary. At December 31, 1997, the Managing Trustee has a positive tax capital account balance.

      At December 31, 1997, the Trust had aggregate future minimum lease payments of $2,523,942 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $2,342,924 (see Note 6 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets become available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

      On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the SEC, which became effective June 10, 1997. The Registration Statement covered the issuance and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). The characteristics of the Class B Interests, associated risk factors and other matters of importance to the Beneficiaries and purchasers of the Class B Interests were set forth in a Prospectus sent to the Beneficiaries. On July 17, 1997, the offering closed and on July 18, 1997 the Trust issued 826,072 Class B Interests at $5.00 per interest, thereby generating $4,130,360 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,209 Class B Interests, generating $16,045 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 822,863 Class B Interests, generating $4,114,315 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $41,304 and professional service costs of $54,186 in connection with this offering.

      Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of all of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions.

      As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution of approximately $1.47 per Class A Interest, aggregating $808,363, to Class A Beneficiaries on August 15, 1997.

      On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information (the "Tender Documents") concerning the offer. On October 10, 1997, the Trust used $620,011 of the net proceeds realized from the issuance of the Class B Interests to purchase 65,402 of the Class A Interests tendered as a result of the offer. The Tender Documents described, among other things, the terms of the offer and the purchase price per Class A Interest being offered by the Trust. The Trust intends to purchase additional Class A Interests through future offers to purchase during the Initial Redemption Period (two years following the close of the Class B offering which occurred on July 17,1997). These purchases will be funded by the remaining net proceeds realized from the issuance of the Class B Interests and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997 (see also Note 11 to the accompanying financial statements).

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

      It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Class A Interest (the rate established and paid from the Trust's inception through September 1995) to an annualized rate of $1.26 per Class A Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Class A Interest and sustained this distribution rate throughout 1997. For the Class B Beneficiaries, the Managing Trustee established an annualized distribution of $0.66 per Class B Interest commencing July 18, 1997. Future distributions with respect to Class B Interests, will be subordinate to certain distributions with respect to Class A Interests.

      Cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries are declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Trust declared total cash distributions of $2,021,773, including the special distribution described above. Of the total distributions, the Beneficiaries were allocated $1,909,532 ($1,663,346 for Class A Beneficiaries and $246,186 for Class B Beneficiaries); the Special Beneficiary was allocated $100,107; and the Managing Trustee was allocated $12,134.

      The nature of the Trust's principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures. As this occurs, the Trust's cash flows will become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness and the Trust's future working capital and equipment requirements, in establishing future cash distribution rates. Ultimately, the Beneficiaries should expect that cash distribution rates will fluctuate over the long term as a result of future remarketing activities.

                           REPORT OF INDEPENDENT AUDITORS

To the Participants of AFG Investment Trust A:

      We have audited the accompanying statements of financial position of AFG Investment Trust A as of December 31, 1997 and 1996, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust A at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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

                                                               ERNST & YOUNG LLP

Boston, Massachusetts
March 11, 1998

                               AFG Investment Trust A

                          STATEMENT OF FINANCIAL POSITION
                             December 31, 1997 and 1996


                                                                             1997                               1996
                                                                     -------------------                -------------------

ASSETS
------

Cash and cash equivalents                                            $         3,176,850                $         1,832,248
Restricted cash                                                                2,606,496                                 --
Rents receivable                                                                 533,052                            623,237
Accounts receivable - affiliate                                                  305,209                             55,849
Note receivable - affiliate                                                      462,353                                 --
Investment securities - affiliate                                                157,270                                 --
Equipment at cost, net of accumulated
     depreciation of $11,445,495 and $11,280,817
     at December 31, 1997 and 1996, respectively                               6,817,333                         11,663,702
Organization costs, net of accumulated
     amortization of $5,000 and $4,667
     at December 31, 1997 and 1996, respectively                                      --                                333
                                                                     -------------------                -------------------
        Total assets                                                 $        14,058,563                $        14,175,369
                                                                     ===================                ===================

LIABILITIES AND PARTICIPANTS' CAPITAL
-------------------------------------

Notes payable                                                        $         2,342,924                $         4,249,311
Accrued interest                                                                  31,244                             62,360
Accrued liabilities                                                               11,550                             23,250
Accrued liabilities - affiliate                                                   35,621                             38,293
Deferred rental income                                                            79,776                             18,721
Cash distributions payable to participants                                       195,306                            165,220
                                                                     -------------------                -------------------

        Total liabilities                                                      2,696,421                          4,557,155
                                                                     -------------------                -------------------
Participants' capital (deficit):
     Managing Trustee                                                            (12,052)                           (27,148)
     Special Beneficiary                                                         (92,015)                          (231,225)
     Class A Beneficiary Interests (483,816 and
     549,218 Interests at December 31, 1997 and 1996,
       respectively; initial purchase price of $25 each)                       8,357,529                          9,876,587
     Class B Beneficiary Interests (826,072 Interests;
       initial purchase price of $5 each)                                      3,728,691                                 --
     Treasury Interests, 65,402 Interests at Cost                               (620,011)                                --
                                                                     -------------------                -------------------

         Total participants' capital                                          11,362,142                          9,618,214
                                                                     -------------------                -------------------
         Total liabilities and participants' capital                 $        14,058,563                $        14,175,369
                                                                     ===================                ===================

                 The accompanying notes are an integral part of
                          these financial statements.

                             AFG Investment Trust A

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1997, 1996 and 1995


                                                         1997                      1996                      1995
                                                  ------------------        ------------------        ------------------
Income:

     Lease revenue                                $        4,453,680        $        4,820,860        $        5,276,233

     Interest income                                         207,539                    85,627                    46,053

     Other income                                                 --                    71,850                        --

     Loss on sale/exchange of equipment                     (226,815)                 (153,423)                 (260,567)
                                                  ------------------        ------------------        ------------------
         Total income                                      4,434,404                 4,824,914                 5,061,719
                                                  ------------------        ------------------        ------------------

Expenses:

     Depreciation and amortization                         3,354,030                 3,628,279                 3,414,318

     Write-down of equipment                                      --                        --                   311,621

     Interest expense                                        198,927                   396,793                   534,365

     Equipment management fees - affiliate                   178,159                   186,001                   201,373

     Operating expenses - affiliate                          291,300                   137,739                   111,979
                                                  ------------------        ------------------        ------------------

         Total expenses                                    4,022,416                 4,348,812                 4,573,656
                                                  ------------------        ------------------        ------------------

Net income                                        $          411,988        $          476,102        $          488,063
                                                  ==================        ==================        ==================

Net income
     per Class A Beneficiary Interest             $             0.26        $             0.79        $             0.81
                                                  ==================        ==================        ==================

     per Class B Beneficiary Interest             $               --        $               --        $               --
                                                  ==================        ==================        ==================
Cash distributions declared
     per Class A Beneficiary Interest             $             3.11        $             1.42        $             2.00
                                                  ==================        ==================        ==================

     per Class B Beneficiary Interest             $             0.30        $               --        $               --
                                                  ==================        ==================        ==================

                 The accompanying notes are an integral part of
                          these financial statements.

                             AFG Investment Trust A

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              for the years ended December 31, 1997, 1996 and 1995

                                          Managing        Special
                                          Trustee       Beneficiary           Class A Beneficiaries
                                            Amount        Amount          Interests          Amount
                                        ------------  --------------   --------------    -------------

Balance at December 31, 1994            $    (16,137) $     (140,386)         549,218  $    10,875,813

Net income - 1995                              4,881          40,265               --          442,917

Cash distributions declared                  (12,074)        (99,608)              --       (1,095,690)
                                        ------------  --------------   --------------  ---------------

Balance at December 31, 1995                 (23,330)       (199,729)         549,218       10,223,040

Net income - 1996                              4,761          39,278               --          432,063

Cash distributions declared                   (8,579)        (70,774)              --         (778,516)
                                        ------------  --------------   --------------  ---------------

Balance at December 31, 1996                 (27,148)       (231,225)         549,218        9,876,587

Class B capital contribution                      --              --               --               --

Less:  Offering costs                             --              --               --               --

Net income - 1997                             28,383         239,317               --          144,288

Unrealized    loss    on    investment
securities                                    (1,153)             --               --               --

Cash distributions declared                  (12,134)       (100,107)              --       (1,663,346)

Acquisition of Treasury Interests,  at
Cost                                              --              --          (65,402)              --
                                        ------------  --------------   --------------  ---------------
Balance at December 31, 1997            $    (12,052) $      (92,015)         483,816  $     8,357,529
                                        ============  ==============   ==============  ===============


                                             Class B Beneficiaries           Treasury
                                           Interests          Amount         Interests        Total
                                        --------------    -------------  --------------   ---------------

Balance at December 31, 1994                        --  $            --  $           --  $    10,719,290

Net income - 1995                                   --               --              --          488,063

Cash distributions declared                         --               --              --       (1,207,372)
                                        --------------  ---------------  --------------  ---------------

Balance at December 31, 1995                        --               --              --        9,999,981

Net income - 1996                                   --               --              --          476,102

Cash distributions declared                         --               --              --         (857,869)
                                        --------------  ---------------  --------------  ---------------

Balance at December 31, 1996                        --               --              --        9,618,214

Class B capital contribution                   826,072        4,130,360              --        4,130,360

Less:  Offering costs                               --          (41,304)             --          (41,304)

Net income - 1997                                   --               --              --          411,988

Unrealized loss on investment
securities                                          --         (114,179)             --         (115,332)

Cash distributions declared                         --         (246,186)             --       (2,021,773)


Acquisition of Treasury Interests, at
Cost                                                --              --         (620,011)        (620,011)
                                        --------------  --------------   --------------  ---------------
Balance at December 31, 1997                   826,072  $    3,728,691   $     (620,011) $    11,362,142
                                        ==============  ==============   ==============  ===============

                 The accompanying notes are an integral part of
                          these financial statements.

                             AFG Investment Trust A

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995

                                                                1997                    1996                  1995
                                                         ----------------        ----------------       ----------------

Cash flows from (used in) operating activities:

Net income                                               $        411,988        $        476,102       $        488,063
Adjustments to reconcile net income
     to net cash from operating activities:
     Depreciation and amortization                              3,354,030               3,628,279              3,414,318
     Write-down of equipment                                           --                      --                311,621
     Loss on sale/exchange of equipment                           226,815                 153,423                260,567

Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable                                          90,185                  19,443                (65,740)
         Accounts receivable - affiliate                         (249,360)                 27,465                (40,045)
     Increase (decrease) in:
         Accrued interest                                         (31,116)                (21,066)                11,749
         Accrued liabilities                                      (11,700)                   (885)                 8,635
         Accrued liabilities - affiliate                           (2,672)                 33,549                (68,009)
         Deferred rental income                                    61,055                 (21,132)               (24,743)
                                                         ----------------        ----------------       ----------------
           Net cash from operating activities                   3,849,225               4,295,178              4,296,416
                                                         ----------------        ----------------       ----------------

Cash flows from (used in) investing activities
     Dividend received                                             41,939                      --                     --
     Purchase of equipment                                             --              (1,441,796)            (3,051,827)
     Proceeds from equipment sales                                488,963               1,417,927              1,661,520
                                                         ----------------        ----------------       ----------------

           Net cash from (used in) investing activities           530,902                 (23,869)            (1,390,307)
                                                         ----------------        ----------------       ----------------
Cash flows from (used in) financing activities:
     Proceeds from Class B capital contributions                4,130,360                      --                     --
     Payment of offering costs                                    (41,304)                     --                     --
     Purchase of Treasury Interests                              (620,011)                     --                     --
     Restricted cash                                           (2,606,496)                     --                     --
     Proceeds from notes payable                                       --                 997,888              1,747,173
     Principal payments - notes payable                        (1,906,387)             (3,072,470)            (2,869,876)
     Distributions paid                                        (1,991,687)               (819,741)            (1,334,615)
                                                         ----------------        ----------------       ----------------
           Net cash used in financing activities               (3,035,525)             (2,894,323)            (2,457,318)
                                                         ----------------        ----------------       ----------------

Net increase in cash and cash equivalents                       1,344,602               1,376,986                448,791

Cash and cash equivalents at beginning of year                  1,832,248                 455,262                  6,471
                                                         ----------------        ----------------       ----------------

Cash and cash equivalents at end of year                 $      3,176,850        $      1,832,248       $        455,262
                                                         ================        ================       ================
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest              $        230,043        $        417,859       $        522,616
                                                         ================        ================       ================

Supplemental schedule of non-cash investing and financing activities:
   During 1995, the Trust sold equipment to a third party which assumed related debt and interest of $96,913 and $625, respectively.
   See Note 4 to the financial statements.

                 The accompanying notes are an integral part of
                          these financial statements.

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                December 31, 1997

NOTE 1 - ORGANIZATION AND TRUST MATTERS

      AFG Investment Trust A (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on February 26, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership, ("EFG" or the "Advisor") and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 549,218 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($13,730,450 in total) to 645 investors on May 29, 1992. On July 18, 1997, the Trust issued 826,072 Class B Interests at $5.00 each ($4,130,360 in total), of which (i) 822,863 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 3,209 interests are held by 7 Class A investors. The Trust repurchased 65,402 Class A Interests on October 10, 1997. Accordingly, there are 483,816 Class A Interests currently outstanding.

      The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, EFG. The Managing Trustee is responsible for the general management and business affairs of the Trust while the Special Beneficiary acts as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. AFG ASIT Corporation is a wholly-owned subsidiary of Equis II Corporation and an affiliate of EFG. Class A Interests and Class B Interests basically have identical voting rights and, therefore, Equis II Corporation has control over the Trust on all matters on which the Beneficiaries may vote. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust (the "Trust Agreement").

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

      In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Trust and the Other Investment Programs and to continue managing all assets owned by the Trust and the Other Investment Programs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STATEMENT OF CASH FLOWS AND RESTRICTED CASH

      The Trust considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Trust. The securities underlying the agreements are book entry securities. At December 31, 1997, the Trust had $5,679,839 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities. Such cash includes $2,606,496 which represents net proceeds realized from the offering of the Class B Interests less the portion thereof used to pay a special distribution to the Class A Beneficiaries (see Note 9) and to redeem Class A Interests (see Note
10). These funds are reserved for future purchases of Class A Interests pursuant to the Trust Agreement and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997.

REVENUE RECOGNITION

      Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $2,523,942 are due as follows:

        For the year ending December 31, 1998             $   1,571,777
                                         1999                   351,083
                                         2000                   241,145
                                         2001                   179,149
                                         2002                   179,149
                                   Thereafter                     1,639
                                                           ------------
                                        Total              $  2,523,942
                                                           ============

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                1997         1996        1995
                                              ---------   ---------   ---------
Comair, Incorporated                          $ 645,627   $ 645,627   $ 645,627
Gearbulk Shipowning Ltd (formerly Kristian
     Gerhard Jebsen Skipsrederi A/S)          $ 565,318   $ 530,881   $ 528,515

USE OF ESTIMATES

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

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

ACCRUED LIABILITIES - AFFILIATE

      Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 5).

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

ALLOCATION OF NET INCOME OR LOSS

      Prior to adoption of the current Trust Agreement on July 15, 1997 (see
Note 9), the Trust allocated net income or loss to the Participants for financial reporting purposes according to their respective beneficial interests in the Trust (1% to the Managing Trustee, 8.25% to the Special Beneficiary, and 90.75% to the Class A Beneficiaries). Subsequent to adoption of the current Trust Agreement, net income is allocated first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee.

      The allocation of net income or loss pursuant to the Trust Agreement is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such date in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations. If the Trust made similar assumptions and allocations for financial reporting purposes and the Trust was liquidated at December 31, 1997 for an amount equal to its net carrying value for financial reporting purposes, the capital accounts of the Managing Trustee, Special Beneficiary, Class A Beneficiaries, and Class B Beneficiaries would have reflected ending balances of $113,621, $937,377, $5,838,519, and $4,472,625, respectively. See Note 7 for additional information concerning the allocation of net income or loss for income tax reporting purposes.

NET INCOME AND CASH DISTRIBUTIONS PER BENEFICIARY INTEREST

      Net income and cash distributions per Class A Interest in 1997 are based on 549,218 Class A Interests outstanding during the period January 1, 1997 through October 9, 1997 and 483,816 Class A Interests outstanding during the period October 10, 1997 through December 31, 1997. Net income and cash distributions per Beneficiary Interest are based on 549,218 Class A Interests outstanding during each of the years ended December 31, 1996 and 1995. Net income and cash distributions per Class B Interest are based on 826,072 Class B Interests outstanding during the period July 18, 1997 through December 31, 1997. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

PROVISION FOR INCOME TAXES

      No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

      In 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This statement establishes standards for reporting comprehensive income and its components and requires this disclosure be added as a new section in a financial statement. This statement is effective for fiscal years beginning after December 31, 1997. The Trust will adopt the new disclosures required by SFAS No. 130 in 1998.

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

NOTE 3 - EQUIPMENT

      The following is a summary of equipment owned by the Trust at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.


                                             Remaining
                                            Lease Term            Equipment
        Equipment Type                        (Months)             at Cost                     Location
-----------------------------              -------------       ---------------       --------------------------------

Aircraft                                            0-60       $     6,814,662       IL/OH/WA
Materials handling                                  0-33             3,080,526       AR/CA/IL/MI/NC/NY/OH/PA SC/TX
                                                                                     VA/WV
Retail store fixtures                               0-15             2,992,236       FL/GA/OK/TX
Communications                                        12             1,802,423       AL/AR/AZ/CA/CO/FL/GA/IA/ID/IL/IN
                                                                                     KS/KY/LA/MD/MI/MN/MO/MT/NC
Computers and peripherals                            0-9             1,345,094       AL/AZ/GA/IL/IN/KS/KY/LA/MI/MN
                                                                                     MO/NM/NY/OH/PA/TX/ SC/TX/VA
                                                                                     WI
Construction and mining                             0-60             1,206,181       IL/MI/PA
Research and test                                      0               459,282       MI
Manufacturing                                          6               442,590       NJ
Energy systems                                         0               108,975       IL
Photocopying                                        1-10                10,859       IL
                                                               ---------------

                                    Total equipment cost            18,262,828

                                Accumulated depreciation           (11,445,495)
                                                             -----------------
              Equipment, net of accumulated depreciation     $       6,817,333
                                                             =================

      In February 1996, the Trust concluded the sale of its interest in the United Aircraft to the lessee, United Air Lines, Inc. ("United"). The Trust recognized a net loss of $458,638 in connection with this transaction, of which $311,621 was recognized as Write-Down of Equipment in 1995. The remainder of $147,017 was recognized as a loss on sale of equipment on the accompanying Statement of Operations for the year ended December 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $1,392,779 from United for the aircraft.

      In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997, the Trust's equipment portfolio included equipment having a proportionate original cost of $6,750,905, representing approximately 37% of total equipment cost.

      Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

approximately $11,236,000 and a net book value of approximately $6,136,000 at December 31, 1997 (see Note 6).

      Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

      As equipment is sold to third parties, or otherwise disposed of, the Trust will recognize a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1997, the Trust held equipment for sale or re-lease with an original cost and net book value of approximately $534,000 and $13,000, respectively. The Managing Trustee is actively seeking the sale or re-lease of this equipment. In addition, the summary above also includes equipment being leased on a month-to-month basis.


NOTE 4 - INVESTMENT SECURITIES - AFFILIATE / NOTE RECEIVABLE - AFFILIATE

      On April 30, 1997, the vessel partnerships, in which the Trust and certain affiliated investment programs are limited partners and through which the Trust and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele Group, Inc. (formerly Banyan Strategic Land Fund II) ("Semele"), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274 acre parcel of land near Malibu, California ("Rancho Malibu").

      The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Semele and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Semele or by any other party that otherwise would not have been paid to EFG had the Trust sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Semele (the "Semele Note").

      As a result of the exchange transaction and its original 33% beneficial ownership interest in Hato Arrow, one of the three Vessels, the Trust received $433,036 in cash, became the beneficial owner of 209,694 shares of Semele common stock (valued at $314,541 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $462,353. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu. The Trust's interest in the vessel had an original cost and net book value of $2,399,580 and $1,185,726, respectively. The proceeds realized by the Trust of $777,326 resulted in a net loss, for financial statement purposes, of $408,400. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Trust received a prepayment of the remaining contracted rent due under the vessel's lease agreement of $432,604.

      Cash equal to the amount of the Semele Note was placed in escrow for the benefit of Semele in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and
(ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Trust. A dividend of $41,939 was paid to the Trust on November 17, 1997. This dividend represented a return of equity to the Trust, which proportionately reduced the Trust's investment in Semele. Subsequent to the exchange transaction, Gary D. Engle, President and Chief Executive Officer of EFG, was elected to the Board of Directors and appointed Chief Executive Officer of Semele and James A. Coyne, Executive Vice President of EFG was appointed Semele's President and Chief Operating Officer, and was elected to the Board of Directors.

      In accordance with the Financial Accounting Standard Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. As such, the Trust reduced the carrying value of its investment in Semele common stock to $0.75 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1997) resulting in an unrealized loss in 1997 of $115,332 which was reported as a separate component of partner's capital.

NOTE 5 - RELATED PARTY TRANSACTIONS

      All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995 which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                      1997            1996            1995
                                  ------------    ------------    ------------
Equipment acquisition fees        $         --    $     36,673    $     47,131
Equipment management fees              178,159         186,001         201,373
Offering costs                          41,304              --              --
Administrative charges                  68,806          40,533          21,000
Reimbursable operating expenses
   due to third parties                222,494          97,206          90,979
                                  ------------    ------------    ------------
                     Total        $    510,763    $    360,413    $    360,483
                                  ============    ============    ============

      EFG and its Affiliates were reimbursed for their out-of-pocket offering costs incurred on behalf of the Trust in an amount equal to 1% of the gross proceeds of the four trusts which sold Class B Interests, pursuant to the Registration Statement on Form S-1. The amount of reimbursement made by the Trust was prorated in proportion to the number of Beneficiary Interests sold in the Trust.

      As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to .28% of Asset Base Price paid by the Trust. For acquisition services resulting from reinvestment, EFG is compensated by an amount equal to 3% of Equipment Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust or (ii) fees which the Managing Trustee reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Trust Agreement (see Note 11 concerning proposed changes to the fees paid to EFG and its affiliates). Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

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

      All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1997, the Trust was owed $305,209 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 1998.

      Old North Capital Limited Partnership ("ONC"), a Massachusetts Limited Partnership formed in 1995 and owned and controlled by certain principals of EFG, owns 1,702 Class A Interests or less than 1% of the total outstanding Class A Interests of the Trust. EFG owns a 49% limited partnership interest in ONC, which it acquired in December 1996.

      Refer to Note 10 regarding the purchase of Class B Interests by an affiliate, Equis II Corporation and the change in ownership of the Managing Trustee.

NOTE 6 - NOTES PAYABLE

      Notes payable at December 31, 1997 consisted of installment notes of $2,342,924 payable to banks and institutional lenders. The notes bear interest rates ranging between 5.69% and 8.9%, except for one note which bears a fluctuating interest rate based on LIBOR (5.72% at December 31, 1997) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to its interest in an aircraft leased to Reno Air, Inc. (the "Reno Aircraft"). The carrying amount of notes payable approximates fair value at December 31, 1997.

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

     The annual maturities of the notes payable are as follows:

     For the year ending December 31, 1998   $  1,526,724
                                      1999        171,548
                                      2000        118,459
                                      2001        128,106
                                      2002        398,087
                                             ------------
                                     Total   $  2,342,924
                                             ============

NOTE 7 - INCOME TAXES

      The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

      For financial statement purposes, the Trust allocates net income first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1997, the Managing Trustee had a positive tax capital account balance.

      The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                                          1997                      1996                      1995
                                                   ------------------        ------------------        ------------------

Net income                                         $          411,988        $          476,102        $          488,063

     Financial statement depreciation in
        excess of  (less than) tax depreciation             1,011,315                    68,453                  (523,542)
     Tax gain in excess of book gain (loss)                  (427,701)                  446,154                   443,827
     Deferred rental income                                    61,055                   (21,132)                  (24,743)
     Other                                                    (19,533)                   15,399                     4,135
                                                   ------------------        ------------------        ------------------
Net income for federal income tax
     reporting purposes                            $        1,037,124        $          984,976        $          387,740
                                                   ==================        ==================        ==================

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

      The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                                                1997                           1996
                                                                       ------------------             ------------------

Participants' capital                                                  $       11,362,142             $        9,618,214

     Unrealized loss on investment securities                                     115,332                             --

     Add back selling commissions and organization
     and offering costs                                                         1,340,697                      1,299,393

     Financial statement distributions in excess of
     tax distributions                                                                 --                         15,283
     Cumulative difference between federal income tax
     and financial statement income                                            (4,158,184)                    (4,783,320)
                                                                       ------------------             ------------------

Participants' capital for federal income tax reporting purposes        $        8,659,987             $        6,149,570
                                                                       ==================             ==================

      Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income represent timing differences.

NOTE 8 - LEGAL PROCEEDINGS

      On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Trust (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the Managing Trustee, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

      The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

      On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the beneficiaries (or partners, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants (see Note 11). To the extent that the

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the beneficiaries (or partners) of the Nominal Defendants to enable them to vote thereon.

      There can be no assurance that the parties will agree on a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the beneficiaries (or partners) of the Nominal Defendants, including the Trust, will result in a settlement finally being effected or in the Trust being included in any such settlement. The Managing Trustee and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. The Managing Trustee and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

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

NOTE 9 - ISSUANCE OF CLASS B INTERESTS

      On October 26, 1996, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission (the "SEC") which subsequently was sent to the Beneficiaries pursuant to Regulation 14A of Section 14 of the Securities Exchange Act. The Solicitation Statement sought the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Amended and Restated Declaration of Trust (the "Amended Trust Agreement") which would (i) amend the provisions of the Amended Trust Agreement governing the redemption of Beneficiary Interests to permit the Trust to offer to redeem outstanding Beneficiary Interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee might determine from time to time, in accordance with applicable law; and (ii) add a provision to the Amended Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee might affix. The funds obtained through the issuance of such a security would be used by the Trust to (a) expand redemption opportunities for Beneficiaries without using Trust funds which might otherwise be available for cash distributions; and (b) make a special one-time cash distribution to the Class A Beneficiaries.

      Pursuant to the Amended Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than 50% in the aggregate of the Class A Interests held by all Class A Beneficiaries. A majority of Class A Interests, representing 286,868 Interests or 52.2% of all Class A Interests, voted in favor of the Amendment; 49,019 Interests or 8.9% of all Class A Interests voted against the Amendment; and 16,104 Interests or 2.9% of all Class A Interests abstained. Approximately 64% of all Class A Interests participated in the vote. Accordingly, the Amended Trust Agreement was amended.

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

      On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the SEC, which became effective June 10, 1997. The Registration Statement covered the issuance and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). The characteristics of the Class B Interests, associated risk factors and other matters of importance to the Beneficiaries and purchasers of the Class B Interests were set forth in a Prospectus sent to the Beneficiaries. On July 17, 1997, the offering closed and on July 18, 1997 the Trust issued 826,072 Class B Interests at $5.00 per interest, thereby generating $4,130,360 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,209 Class B Interests, generating $16,045 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 822,863 Class B Interests, generating $4,114,315 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $41,304 and professional service costs of $54,186 in connection with this offering.

      Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of all of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary
D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions.

      As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution of approximately $1.47 per Class A Interest to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution, aggregating $808,363, to Class A Beneficiaries on August 15, 1997. See Note 10 regarding the redemption of Class A Interests.


NOTE 10 - REDEMPTION OF CLASS A INTERESTS

      On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information concerning the offer. On October 10, 1997, the Trust used $620,011 of the net proceeds realized from the issuance of the Class B Interests to purchase 65,402 of the Class A Interests tendered as a result of the offer. The Tender Documents described, among other things, the terms of the offer and the purchase price per Class A Interest being offered by the Trust. The Trust intends to purchase additional outstanding Class A Interests through future offers to purchase during the Initial Redemption Period (two years following the close of the Class B offering which occurred on July 17,1997). These purchases will be funded by the remaining net proceeds realized from the issuance of the Class B Interests less the portion thereof used to pay a special distribution to the Class A Beneficiaries and to redeem Class A Interests. These funds are reserved for future purchases of Class A Interests pursuant to the Trust Agreement and are classified as Restricted Cash on the Trust's Statement of Financial Position at December 31, 1997 (see also Note 11 to the accompanying financial statements).

NOTE 11 - SUBSEQUENT EVENT

      On March 11, 1998, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission in connection with the solicitation by the Trust of the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Second Amended and Restated Declaration of Trust (the "Trust Agreement"). The Solicitation Statement is subject to regulatory review and comment and thereafter is expected to be distributed to all of the Beneficiaries of the Trust.

      Subject to attaining a settlement in the Class Action Lawsuit described in
Note 8 herein, the Amendment, if approved, would modify the Trust Agreement in the following principal respects: (i) the Trust would pay a Special Cash Distribution to the Class A Beneficiaries of record as of September 1, 1997, or to their successors or

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

assigns, totaling $413,247 (or approximately $0.75 per Class A Interest) using a portion of the Class B capital contributions that otherwise would be distributed as a Class B Capital Distribution to Equis II Corporation, the parent company of the Managing Trustee and an affiliate of EFG; (ii) Equis II Corporation will be required to reduce its prospective Class B Capital Distributions by $929,806 and treat such amount as a long-term equity investment in the Trust; (iii) certain voting restrictions will be placed upon the Class B Interests owned by Equis II Corporation; (iv) the Trust's reinvestment period, which originally expired on September 8, 1996, will be reinstated until December 31, 2001; and (v) acquisition fees paid to EFG in connection with reinvestment assets acquired after the Amendment date will be reduced from a maximum of 3% to 1% and management fees earned in connection with such assets will be reduced from a maximum of 5% to 2%.

      The proposed Amendment also provides for other modifications to the Trust Agreement which are not contingent upon reaching a settlement in the Class Action Lawsuit, principally as follows: (i) the Trust's stated investment policies and objectives will be broadened to permit the Trust to invest in assets other than leased equipment, and (ii) the Trust's financing provisions will be modified to eliminate any cap on the amount of aggregate Trust indebtedness and permit the Trust to use cross-collateralized and other recourse debt structures, thereby enabling the Trust to secure financing at interest rates that, generally, would be lower than under current borrowing arrangements.

      The Solicitation Statement contains additional information concerning the proposed Amendment and associated risk factors. The Amendment will be adopted or rejected based upon the majority of the Class A Interests actually voted (including 1,702 Class A Interests owned by an affiliate of EFG). Accordingly, the Amendment will be adopted no matter how few Class A Interests are actually voted, provided a majority of those Interests are voted in favor of the Amendment. Although Equis II Corporation has voting control of the Trust, it will vote its Class B Interests in the same proportion in which the majority of the Class A Interests are voted.

                             AFG Investment Trust A

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1997, 1996 and 1995

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                                        1997                       1996                      1995
                                                 ------------------         ------------------        ------------------
Rents earned prior to disposal of
     equipment, net of interest charges          $        2,490,150         $          925,719        $        2,767,006

Sale proceeds, including assumption of
     debt and interest, realized upon
     disposition of equipment                               488,963                  1,417,927                 1,759,058
                                                 ------------------         ------------------        ------------------

Total cash generated from rents
     and equipment sale proceeds                          2,979,113                  2,343,646                 4,526,064

Original acquisition cost of equipment
     disposed                                             2,282,111                  2,228,056                 4,065,355
                                                 ------------------         ------------------        ------------------

Excess of total cash generated to cost
     of equipment disposed                       $          697,002         $          115,590        $          460,709
                                                 ==================         ==================        ==================

                             AFG Investment Trust A

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1997

                                                                                   Sales and
                                                           Operations             Refinancings                 Total
                                                       ------------------      ------------------       ------------------
Net income (loss)                                      $          230,403      $          181,585       $          411,988
Add:
     Depreciation and amortization                              3,354,030                      --                3,354,030
     Management fees                                              178,159                      --                  178,159
     Book value of disposed equipment                                  --                 306,948                  306,948
     Loss on exchange                                             408,400                      --                  408,400
     Proceeds from exchange                                            --                     430                      430
Less:
     Principal reduction of notes payable                      (1,906,387)                     --               (1,906,387)
                                                       ------------------      ------------------       ------------------
     Cash from operations, sales and
     refinancings                                               2,264,605                 488,963                2,753,568

Less:
     Management fees                                             (178,159)                     --                 (178,159)
                                                       ------------------      ------------------       ------------------
     Distributable cash from operations,
     sales and refinancings                                     2,086,446                 488,963                2,575,409

Other sources and uses of cash:
     Cash at beginning of year                                    619,353               1,212,895                1,832,248
     Proceeds from Class B capital contributions                4,130,360                      --                4,130,360
     Payment of offering costs                                    (41,304)                     --                  (41,304)
     Restricted cash                                           (2,606,496)                     --               (2,606,496)
     Purchase of Treasury Interests                              (620,011)                     --                 (620,011)
     Net change in receivables and
     accruals                                                    (143,608)                     --                 (143,608)
     Dividend received                                             41,939                      --                   41,939

Less:
     Cash distributions paid                                   (1,991,687)                     --               (1,991,687)
                                                       ------------------      ------------------       ------------------
Cash at end of year                                    $        1,474,992      $        1,701,858       $        3,176,850
                                                       ==================      ==================       ==================


                                                           -29-

                          ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust A

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
               REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED AND
                          RESTATED DECLARATION OF TRUST

                                December 31, 1997

      For the year ended December 31, 1997, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

      Operating expenses                     $ 301,660

      Offering costs                         $  41,304


                                      -30-