Form 10-K, Exhibit 13
period 1998-12-31
AFG INVESTMENT TRUST A
filed 1999-03-31
CIK 879494

                              AFG INVESTMENT TRUST


                             AFG Investment Trust A


              Annual Report to the Participants, December 31, 1998

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust A


                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS

                                                                            Page
                                                                            ----

SELECTED FINANCIAL DATA                                                        2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                          3-8


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                 9

Statement of Financial Position
at December 31, 1998 and 1997                                                 10

Statement of Operations
for the years ended December 31, 1998, 1997 and 1996                          11

Statement of Changes in Participants' Capital
for the years ended December 31, 1998, 1997 and 1996                          12

Statement of Cash Flows
for the years ended December 31, 1998, 1997 and 1996                          13

Notes to the Financial Statements                                          14-27


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                       28

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                       29

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust                              30

                             SELECTED FINANCIAL DATA

      The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

      For each of the five years in the period ended December 31, 1998:

        Summary of
        Operations                1998           1997          1996          1995          1994
--------------------------    -----------    -----------   -----------   -----------   -----------
Lease revenue                 $ 2,181,506    $ 4,453,680   $ 4,820,860   $ 5,276,233   $ 4,731,141

Net income (loss)             $  (501,238)   $   411,988   $   476,102   $   488,063   $ 1,350,553

Per Beneficiary Interest:
  Net income (loss)
    Class A Interests         $        --    $      0.26   $      0.79   $      0.81   $      2.23
    Class B Interests         $     (0.71)   $        --   $        --   $        --   $        --

  Cash distributions
    Class A Interests         $      1.64    $      3.11   $      1.42   $      2.00   $      2.52
    Class B Interests         $      2.09    $      0.30   $        --   $        --   $        --


  Financial Position
-------------------------

Total assets                  $ 9,500,445    $14,058,563   $14,175,369   $16,603,124   $18,742,285

Total long-term obligations   $   861,300    $ 2,342,924   $ 4,249,311   $ 6,323,893   $ 7,543,509

Participants' capital         $ 8,314,798    $11,362,142   $ 9,618,214   $ 9,999,981   $10,719,290

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 1998 compared to the year ended December 31, 1997 and the year ended December 31, 1997 compared to the year ended December 31, 1996

      Certain statements in this annual report of AFG Investment Trust A (the "Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 12 to the accompanying financial statements, the collection all rents due under the Trust's lease agreements and remarketing of the Trust's equipment.

Year 2000 Issue

      The Year 2000 Issue generally refers to the capacity of computer programming logic to correctly identify the calendar year. Many companies utilize computer programs or hardware with date sensitive software or embedded chips that could interpret dates ending in "00" as the year 1900 rather than the year 2000. In certain cases, such errors could result in system failures or miscalculations that disrupt the operations of the affected businesses. The Trust uses information systems provided by Equis Financial Group Limited Partnership (formerly American Finance Group) ("EFG") and has no information systems of its own. EFG has adopted a plan to address the Year 2000 Issue that consists of four phases: assessment, remediation, testing, and implementation and has elected to utilize principally internal resources to perform all phases. EFG completed substantially all of its Year 2000 project by December 31, 1998 at an aggregate cost of less than $50,000 and at a di minimus cost to the Trust. Remaining items are expected to be minor and be completed by March 31, 1999. All costs incurred in connection with EFG's Year 2000 project have been expensed as incurred.

      EFG's primary information software was coded by IBM at the point of original design to use a four digit field to identify calendar year. All of the Trust's lease billings, cash receipts and equipment remarketing processes are performed using this proprietary software. In addition, EFG has gathered information about the Year 2000 readiness of significant vendors and third party servicers and continues to monitor developments in this area. All of EFG's peripheral computer technologies, such as its network operating system and third-party software applications, including payroll, depreciation processing, and electronic banking, have been evaluated for potential programming changes and have required only minor modifications to function properly with respect to dates in the year 2000 and thereafter. EFG understands that each of its and the Trust's significant vendors and third-party servicers are in the process, or have completed the process, of making their systems Year 2000 compliant. Substantially all parties queried have indicated that their systems would be Year 2000 compliant by the end of 1998.

      Presently, EFG is not aware of any outside customer with a Year 2000 Issue that would have a material effect on the Trust's results of operations, liquidity, or financial position. The Trust's equipment leases were structured as triple net leases, meaning that the lessees are responsible for, among other things, (i) maintaining and servicing all equipment during the lease term, (ii) ensuring that all equipment functions properly and is returned in good condition, normal wear and tear excepted, and (iii) insuring the assets against casualty and other events of loss. Non-compliance with lease terms on the part of a lessee, including failure to address Year 2000 Issues could result in lost revenues and impairment of residual values of the Trust's equipment assets under a worst-case scenario.

      EFG believes that its Year 2000 compliance plan will be effective in resolving all material Year 2000 risks in a timely manner and that the Year 2000 Issue will not pose significant operational problems with respect to its computer systems or result in a system failure or disruption of its or the Trust's business operations. However, EFG has no means of ensuring that all customers, vendors and third-party servicers will conform ultimately to Year 2000 standards. The effect of this risk to the Trust is not determinable.

Overview

      As an equipment leasing trust, the Trust was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by EFG to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will fluctuate. Presently, the Trust is a Nominal Defendant in a Class Action Lawsuit, the resolution of which remains pending. See Note 12 to the accompanying financial statements. The Trust's operations commenced in 1992 and pursuant to the Trust Agreement, the Trust is scheduled to be dissolved by December 31, 2003.

Results of Operations

      For the year ended December 31, 1998, the Trust recognized lease revenue of $2,181,506 compared to $4,453,680 and $4,820,860 for the years ended December 31, 1997 and 1996, respectively. The decrease in lease revenue from 1997 to 1998 resulted partially from the exchange of the Trust's interest in a vessel, as described in Note 4 to the accompanying financial statements. During 1997, the Trust recognized lease revenue of $565,318 related to this vessel. Other reductions in lease revenue from 1997 to 1998 occurred from lease term expirations and the sale of equipment. The decrease in lease revenue from 1996 to 1997 resulted principally from lease term expirations and the sale of equipment. The level of lease revenue to be recognized by the Trust in the future may be impacted by the amendment to the Trust Agreement described in Note 10 to the accompanying financial statements; however, the extent of such impact cannot be determined at this time.

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

      Interest income for the year ended December 31, 1998 was $328,579 compared to $207,539 and $85,627 for the years ended December 31, 1997 and 1996, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sales proceeds in short-term instruments. Interest income in 1998 included $46,235 earned on the note receivable from Semele Group, Inc. ("Semele"). See Note 4 to the accompanying financial statements. Interest income in 1997 and 1998 also included interest earned on proceeds from the issuance of Class B Interests (see below). The amount of future interest income is expected to fluctuate in relation to prevailing interest rates, the collection of lease revenue, and the proceeds from equipment sales.

      During 1998, the Trust sold equipment having a net book value of $886,731 to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $256,890.

      During 1997, the Trust sold equipment having a net book value of $306,946 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $181,585. During 1997, the Trust also exchanged its interest in a vessel with an original cost and net book value of $2,399,580 and $1,185,726, respectively (See Note 4 to the accompanying financial statements). In connection with this transaction, the Trust realized proceeds of $777,326, which resulted in a net loss, for financial statement purposes, of $408,400. As this vessel was disposed of prior to the expiration of the related lease term, the Trust also received a prepayment of the remaining contracted rent due under the vessel's lease agreement.

      In February 1996, the Trust concluded the sale of its interest in a Boeing 747-SP to the lessee, United Air Lines, Inc., ("United"). The Trust recognized a net loss of $458,638 in connection with this transaction, of which $311,621 was recognized as Write-Down of Equipment in 1995. The remainder of $147,017 was recognized as a loss on sale of equipment on the accompanying Statement of Operations for the year ended December 31, 1996. In addition to lease rents, the Trust received net sale proceeds of $1,392,779. A portion of such sale proceeds was reinvested in other equipment in March 1996 through the acquisition of an 8.86% ownership interest in an aircraft (the "Reno Aircraft") at an aggregate cost to the Trust of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained long-term financing of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft. During the year ended December 31, 1996, the Trust sold other equipment having a net book value of $31,554, to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $6,406.

      The Trust received $71,850 in 1996 from a former lessee related to a residual sharing agreement between the lessee and the Trust. In connection with this agreement, the Trust was entitled to a portion of the sale proceeds realized by the lessee upon its ultimate disposition of the vessel to a third party. This amount is reflected as Other Income on the accompanying Statement of Operations in 1996.

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

      Depreciation and amortization expense was $2,052,750, $3,354,030 and $3,628,279 for the years ended December 31, 1998, 1997 and 1996, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

      Interest expense was $93,636 or 4.3 % of lease revenue in 1998, $198,927 or 4.5% of lease revenue in 1997 and $396,793 or 8.2% of lease revenue in 1996. Interest expense in future years is expected to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding indebtedness.

      Management fees were 4.5%, 4% and 3.9% of lease revenue during the years ended December 31, 1998, 1997 and 1996, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

      Write-down of investment securities-affiliate was $186,105 for the year ended December 31, 1998. The Managing Trustee determined that the decline in market value of the Semele common stock was other-than-temporary at December 31, 1998. As a result, the Trust wrote down the cost of the Semele common stock from $15 per share to $4.125 per share (the quoted price of Semele stock on NASDAQ at December 31, 1998).

      Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Operating expenses were $323,842, $291,300 and $137,739 for the years ended December 31, 1998, 1997 and 1996, respectively. During 1998, the Trust incurred or accrued approximately $88,000 for certain legal expenses related to the Class Action Lawsuit described in Note 12 to the financial statements. Additionally, operating expenses increased from 1997 to 1998 due to professional service costs incurred in connection with the Solicitation Statement described in Note 10 to the financial statements. The increase in operating expenses from 1996 to 1997 was due primarily to costs incurred in connection with the Solicitation and Registration Statements described in Note 8 to the accompanying financial statements.

Liquidity and Capital Resources and Discussion of Cash Flows

      The Trust by its nature is a limited life entity. As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $2,558,932, $3,849,225 and $4,295,178 for the years ended December 31, 1998, 1997 and 1996, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Trust experiences a higher frequency of remarketing events.

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

      Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. The Trust expended $15,246, and $1,441,796 to acquire equipment during the years ended December 31, 1998 and 1996, respectively, pursuant to the reinvestment provisions of the Trust Agreement (see Note 10). Equipment acquired in 1996 was financed through a combination of leveraging and sale proceeds available from the United Aircraft. There were no equipment acquisitions during 1997. In 1998 and 1997, the Trust realized equipment sale proceeds of $629,841 and $488,963, respectively. In 1996, the Trust received sale proceeds of $1,417,927, including $1,392,779 of proceeds from the United Aircraft. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

      As a result of the vessel exchange (see Results of Operations), the Trust became the beneficial owner of 209,694 shares of Semele common stock (valued at $314,541 ($1.50 per share) at the time of the exchange transaction). The Trust also received a beneficial interest in the Semele Note of $462,353 in connection with the exchange.

      In accordance with Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. On June 30, 1998, Semele effected a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split resulting in a reduction of the number of shares of Semele common stock owned by the Trust to 20,969 shares. During the year ended December 31, 1998, the Trust decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $70,773. This loss was reported as a component of comprehensive loss, included in participants' capital. At December 31, 1998, the Managing Trustee determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Trust wrote down the cost of the Semele stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) for a total realized loss of $186,105 in 1998.

      The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $997,888 in 1996 resulted from leveraging a portion of the Trust's interest in the Reno Aircraft with a third-party lender (see above). Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future years, the amount of cash used to repay debt obligations will decline as the principal balance of notes payable is reduced through the collection and application of rents. Notwithstanding the foregoing, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to its interest in the Reno Aircraft.

      For financial reporting purposes, the Managing Trustee and the Special Beneficiary each has accumulated a capital deficit at December 31, 1998. This is the result of aggregate cash distributions to these Participants being in excess of their aggregate capital contributions ($1,000 each) and their respective allocations of financial statement net income or loss. Ultimately, the existence of a capital deficit for the Managing Trustee or the Special Beneficiary for financial reporting purposes is not indicative of any further capital obligations to the Trust by either the Managing Trustee or the Special Beneficiary. However, for income tax purposes, the Trust Agreement requires that income be allocated first to those Participants having negative tax capital account balances so as to eliminate any such balances. In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1998, the Managing Trustee had a positive tax capital account balance. No such requirement exists with respect to the Special Beneficiary.

      At December 31, 1998, the Trust was due aggregate future minimum lease payments of $1,484,028 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $861,300 (see Note 6 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets becomes available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash needs to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

      On July 18, 1997, the Trust issued 826,072 Class B Interests at $5.00 per interest, thereby generating $4,130,360 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,209 Class B Interests, generating $16,045 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 822,863 Class B Interests, generating $4,114,315 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $41,304 and professional service costs of $54,186 in connection with this offering. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of all of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions (see also Note 8 to the accompanying financial statements).

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

      On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust. On October 10, 1997, the Trust used $620,011 of the net proceeds realized from issuance of the Class B Interests to purchase 65,402 of the Class A Interests tendered as a result of the offer. On July 6, 1998, the Trust used $1,263,443 of such proceeds to pay a capital distribution to the Class B Beneficiaries. The remaining net proceeds from the Class B offering of $1,343,053 will be used according to terms negotiated in connection with settling the Class Action Lawsuit described in
Note 12 (see also Notes 9, 10 and 11 to the accompanying financial statements). On April 28, 1998, the Trust purchased 1,800 additional Class A Interests at a cost of $14,400.

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

      It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Class A Interest (the rate established and paid from the Trust's inception through September 1995) to an annualized rate of $1.26 per Class A Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Class A Interest and has sustained this distribution rate throughout 1997 and 1998. For the Class B Beneficiaries, the Managing Trustee established and paid, from the Trust, an annualized distribution of $0.66 per Class B Interest commencing July 18, 1997. Future distributions with respect to Class B Interests will be subordinate to certain distributions with respect to Class A Interests.

      Cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries are declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1998, the Trust declared total cash distributions of $2,647,038. Of the total distributions, the Beneficiaries were allocated $2,519,055 ($790,280 for Class A Beneficiaries and $1,728,775 for Class B Beneficiaries); the Special Beneficiary was allocated $114,147, and the Managing Trustee was allocated $13,836.

      The nature of the Trust's operations and principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures and change as a result of new investments not consisting of equipment acquisitions. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to new investment activities and the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing future cash distribution rates.

                         REPORT OF INDEPENDENT AUDITORS

To the Participants of AFG Investment Trust A:

      We have audited the accompanying statements of financial position of AFG Investment Trust A as of December 31, 1998 and 1997, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust A at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

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


                                                               ERNST & YOUNG LLP


Boston, Massachusetts
March 26, 1999

                             AFG Investment Trust A

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1998 and 1997

                                                                     1998            1997
                                                                 ------------    ------------
ASSETS

Cash and cash equivalents                                        $  3,456,154    $  3,176,850
Restricted cash                                                     1,343,053       2,606,496
Rents receivable                                                      188,331         533,052
Accounts receivable - affiliate                                        70,959         305,209
Note receivable - affiliate                                           462,353         462,353
Investment securities - affiliate                                      86,497         157,270

Equipment at cost, net of accumulated depreciation
  of $10,824,318 and $11,445,495 at December 31, 1998
  and 1997, respectively                                            3,893,098       6,817,333
                                                                 ------------    ------------
         Total assets                                            $  9,500,445    $ 14,058,563
                                                                 ============    ============

LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable                                                    $    861,300    $  2,342,924
Accrued interest                                                        2,933          31,244
Accrued liabilities                                                   118,500          11,550
Accrued liabilities - affiliate                                        11,947          35,621
Deferred rental income                                                 10,265          79,776

Cash distributions payable to participants                            180,702         195,306
                                                                 ------------    ------------

         Total liabilities                                          1,185,647       2,696,421
                                                                 ------------    ------------
Participants' capital (deficit):
  Managing Trustee                                                    (16,788)        (12,052)
  Special Beneficiary                                                (129,812)        (92,015)
  Class A Beneficiary Interests (482,016 and 483,816 Interests
    at December 31, 1998 and 1997, respectively,
    initial purchase price of $25 each)                             7,567,249       8,357,529
  Class B Beneficiary Interests (826,072  Interests
     initial purchase price of $5 each)                             1,528,560       3,728,691

  Treasury Interests (67,202 and 65,402 Class A Interests
     at December 31, 1998 and 1997, respectively, at Cost)           (634,411)       (620,011)
                                                                 ------------    ------------

         Total participants' capital                                8,314,798      11,362,142
                                                                 ------------    ------------
         Total liabilities and participants' capital             $  9,500,445    $ 14,058,563
                                                                 ============    ============

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust A

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1998, 1997 and 1996

                                                 1998           1997           1996
                                             -----------    -----------    -----------
Income:
     Lease revenue                           $ 2,181,506    $ 4,453,680    $ 4,820,860
     Interest income                             282,344        207,539         85,627
     Interest income - affiliate                  46,235             --             --
     Other income                                     --             --         71,850
     Loss on exchange of equipment                    --       (408,400)            --
     Gain (loss) on sale of equipment           (256,890)       181,585       (153,423)
                                             -----------    -----------    -----------
         Total income                          2,253,195      4,434,404      4,824,914
                                             -----------    -----------    -----------

Expenses:
     Depreciation and amortization             2,052,750      3,354,030      3,628,279
     Interest expense                             93,636        198,927        396,793
     Equipment management fees - affiliate        98,100        178,159        186,001
     Write-down of investment
       securities-affiliate                      186,105             --             --
     Operating expenses - affiliate              323,842        291,300        137,739
                                             -----------    -----------    -----------

         Total expenses                        2,754,433      4,022,416      4,348,812
                                             -----------    -----------    -----------

Net income (loss)                            $  (501,238)   $   411,988    $   476,102
                                             ===========    ===========    ===========
Net income (loss)
     per Class A Beneficiary Interest        $        --    $      0.26    $      0.79
                                             ===========    ===========    ===========
     per Class B Beneficiary Interest        $     (0.71)   $        --    $        --
                                             ===========    ===========    ===========
Cash distributions declared
     per Class A Beneficiary Interest        $      1.64    $      3.11    $      1.42
                                             ===========    ===========    ===========
     per Class B Beneficiary Interest        $      2.09    $      0.30    $        --
                                             ===========    ===========    ===========

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust A

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              for the years ended December 31, 1998, 1997 and 1996

                                                 Managing        Special          Class A Beneficiaries
                                                 Trustee       Beneficiary     ----------------------------
                                                  Amount          Amount        Interests         Amount
                                               ------------    ------------    ------------    ------------
Balance at December 31, 1995                   $    (23,330)   $   (199,729)        549,218    $ 10,223,040
    Net income - 1996                                 4,761          39,278              --         432,063
                                               ------------    ------------    ------------    ------------
Comprehensive income                                  4,761          39,278              --         432,063
                                               ------------    ------------    ------------    ------------
Cash distributions declared                          (8,579)        (70,774)             --        (778,516)
                                               ------------    ------------    ------------    ------------
Balance at December 31, 1996                        (27,148)       (231,225)        549,218       9,876,587
Class B capital contribution                             --              --              --              --
Less: Offering costs                                     --              --              --              --
    Net income - 1997                                28,383         239,317              --         144,288
    Unrealized loss on investment securities
      - affiliate                                    (1,153)             --              --              --
                                               ------------    ------------    ------------    ------------
Comprehensive income (loss)                          27,230         239,317              --         144,288
                                               ------------    ------------    ------------    ------------
Cash distributions declared                         (12,134)       (100,107)             --      (1,663,346)
Acquisition of treasury interests, at cost               --              --         (65,402)             --
                                               ------------    ------------    ------------    ------------
Balance at December 31, 1997                        (12,052)        (92,015)        483,816       8,357,529
    Net income (loss) - 1998                          7,947          76,350              --              --
    Unrealized loss on investment securities
      - affiliate                                      (708)             --              --              --
    Less: reclassification adjustment for
        write-down of investment securities
      - affiliate                                     1,861              --              --              --
                                               ------------    ------------    ------------    ------------
Comprehensive income (loss)                           9,100          76,350              --              --
                                               ------------    ------------    ------------    ------------
Cash distributions declared                         (13,836)       (114,147)             --        (790,280)
Acquisition of treasury interests, at cost               --              --          (1,800)             --
                                               ------------    ------------    ------------    ------------
Balance at December 31, 1998                   $    (16,788)   $   (129,812)        482,016    $  7,567,249
                                               ============    ============    ============    ============

                                                   Class B Beneficiaries
                                                ---------------------------     Treasury
                                                 Interests        Amount        Interests          Total
                                                ------------   ------------    ------------    ------------
Balance at December 31, 1995                              --   $         --    $         --    $  9,999,981
    Net income - 1996                                     --             --              --         476,102
                                                ------------   ------------    ------------    ------------
Comprehensive income                                      --             --              --         476,102
                                                ------------   ------------    ------------    ------------
Cash distributions declared                               --             --              --        (857,869)
                                                ------------   ------------    ------------    ------------
Balance at December 31, 1996                              --             --              --       9,618,214
Class B capital contribution                         826,072      4,130,360              --       4,130,360
Less: Offering costs                                      --        (41,304)             --         (41,304)
    Net income - 1997                                     --             --              --         411,988
    Unrealized loss on investment securities
      - affiliate                                         --       (114,179)             --        (115,332)
                                                ------------   ------------    ------------    ------------
Comprehensive income (loss)                               --       (114,179)             --         296,656
                                                ------------   ------------    ------------    ------------
Cash distributions declared                               --       (246,186)             --      (2,021,773)
Acquisition of treasury interests, at cost                --             --        (620,011)       (620,011)
                                                ------------   ------------    ------------    ------------
Balance at December 31, 1997                         826,072      3,728,691        (620,011)     11,362,142
    Net income (loss) - 1998                              --       (585,535)             --        (501,238)
    Unrealized loss on investment securities
      - affiliate                                         --        (70,065)             --         (70,773)
    Less: reclassification adjustment for
      write-down of investment securities
      - affiliate                                         --        184,244              --         186,105
                                                ------------   ------------    ------------    ------------
Comprehensive income (loss)                               --       (471,356)             --        (385,906)
                                                ------------   ------------    ------------    ------------
Cash distributions declared                               --     (1,728,775)             --      (2,647,038)
Acquisition of treasury interests, at cost                --             --         (14,400)        (14,400)
                                                ------------   ------------    ------------    ------------
Balance at December 31, 1998                         826,072   $  1,528,560    $   (634,411)   $  8,314,798
                                                ============   ============    ============    ============

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust A

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1998, 1997 and 1996

                                                           1998           1997           1996
                                                       -----------    -----------    -----------
Cash flows from (used in) operating activities:
Net income (loss)                                      $  (501,238)   $   411,988    $   476,102

Adjustments to reconcile net income (loss)
   to net cash from operating activities:
     Depreciation and amortization                       2,052,750      3,354,030      3,628,279
     Loss on exchange of equipment                              --        408,400             --
     (Gain) loss on sale of equipment                      256,890       (181,585)       153,423
     Write-down of investment
     securities - affiliate                                186,105             --             --

Changes in assets and liabilities:
   Decrease (increase) in:
     Rents receivable                                      344,721         90,185         19,443
     Accounts receivable - affiliate                       234,250       (249,360)        27,465
   Increase (decrease) in:
     Accrued interest                                      (28,311)       (31,116)       (21,066)
     Accrued liabilities                                   106,950        (11,700)          (885)
     Accrued liabilities - affiliate                       (23,674)        (2,672)        33,549
     Deferred rental income                                (69,511)        61,055        (21,132)
                                                       -----------    -----------    -----------
        Net cash from operating activities               2,558,932      3,849,225      4,295,178
                                                       -----------    -----------    -----------

Cash flows from (used in) investing activities:
     Dividend received                                          --         41,939             --
     Purchase of equipment                                 (15,246)            --     (1,441,796)
     Proceeds from equipment sales                         629,841        488,963      1,417,927
                                                       -----------    -----------    -----------
        Net cash from (used in) investing activities       614,595        530,902        (23,869)
                                                       -----------    -----------    -----------

Cash flows from (used in) financing activities:
     Proceeds from Class B capital contributions                --      4,130,360             --
     Payment of offering costs                                  --        (41,304)            --
     Purchase of treasury interests                        (14,400)      (620,011)            --
     Restricted cash                                     1,263,443     (2,606,496)            --
     Proceeds from notes payable                                --             --        997,888
     Principal payments - notes payable                 (1,481,624)    (1,906,387)    (3,072,470)
     Distributions paid                                 (2,661,642)    (1,991,687)      (819,741)
                                                       -----------    -----------    -----------
        Net cash used in financing activities           (2,894,223)    (3,035,525)    (2,894,323)
                                                       -----------    -----------    -----------

Net increase in cash and cash equivalents                  279,304      1,344,602      1,376,986

Cash and cash equivalents at beginning of year           3,176,850      1,832,248        455,262
                                                       -----------    -----------    -----------

Cash and cash equivalents at end of year               $ 3,456,154    $ 3,176,850    $ 1,832,248
                                                       ===========    ===========    ===========

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest            $   121,947    $   230,043    $   417,859
                                                       ===========    ===========    ===========

Supplemental disclosure of non-cash activity:
     See Note 4 to the financial statements.

                 The accompanying notes are an integral part of
                           these financial statements

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                December 31, 1998

NOTE 1 - ORGANIZATION AND TRUST MATTERS

      AFG Investment Trust A (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on February 26, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership, ("EFG" or the "Advisor") and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 549,218 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($13,730,450 in total) to 645 investors on May 29, 1992. On July 18, 1997, the Trust issued 826,072 Class B Interests at $5.00 each ($4,130,360 in total), of which (i) 822,863 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 3,209 interests are held by 7 Class A investors. The Trust repurchased 65,402 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. On April 28, 1998, the Trust repurchased 1,800 additional Class A Interests. Accordingly, there are 482,016 Class A Interests currently outstanding.

      The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, EFG. The Managing Trustee is responsible for the general management and business affairs of the Trust. EFG acts as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of EFG. Class A Interests and Class B Interests basically have identical voting rights and, therefore, Equis II Corporation has control over the Trust on all matters on which the Beneficiaries may vote. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

      Significant operations commenced May 29, 1992 when the Trust made its initial equipment purchase. Pursuant to the Trust Agreement, each distribution of Distributable Cash From Operations and Distributable Cash From Sales or Refinancings of the Trust is made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

      Under the terms of the Advisory Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees, which the Managing Trustee believes to be competitive for similar services. (Also see Note 5.)

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

      The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President, Chief Executive Officer and sole Director. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

      In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group", and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Trust and the Other Investment Programs and to continue managing all assets owned by the Trust and the Other Investment Programs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

      As of January 1, 1998, the Trust adopted Statement 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and the display of comprehensive income and its components; however, the adoption of this statement had no impact on the Trust's net income or participants' capital. Statement 130 requires unrealized gains or losses on the Trust's available-for-sale securities, which prior to adoption were reported separately in participants' capital, to be included in comprehensive income (loss). At December 31, 1997, the cumulative amount of other comprehensive losses was $115,332.

Statement of Cash Flows and Restricted Cash

      The Trust considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Trust. The securities underlying the agreements are book entry securities. At December 31, 1998, the Trust had $4,689,000 invested in federal agency discount notes and reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities. Such cash includes $1,343,053 which is classified as Restricted Cash and represents the net proceeds realized from the offering of the Class B Interests less ( i ) the portion thereof used to pay a special distribution to the Class A Beneficiaries and to redeem Class A Interests (see Notes 8 and 9) and ( ii ) the portion used to pay a capital distribution to the Class B Beneficiaries (see Note 11). The remainder is expected to be used according to terms negotiated in conjunction with settling the Class Action Lawsuit described in Note 12.

Revenue Recognition

      Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future non-cancelable rental payments associated with the attendant lease agreements. Future minimum rents of $1,484,028 are due as follows:

        For the year ending December 31, 1999             $     623,520
                                         2000                   497,582
                                         2001                   182,138
                                         2002                   179,149
                                         2003                     1,639
                                                          -------------

                                        Total             $   1,484,028
                                                          =============

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

      Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                    1998       1997       1996
                                                  --------   --------   --------

Comair, Incorporated                              $449,625   $645,627   $645,627
Montgomery Ward & Company Inc.                    $384,305   $     --   $     --
Hebutt Grocery Company                            $270,831   $     --   $     --
Gearbulk Shipowning Ltd (formerly Kristian
     Gerhard Jebsen Skipsrederi A/S)              $     --   $565,318   $530,881

Use of Estimates

      The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease

      All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. Equipment Cost means the actual cost paid by the Trust to acquire the equipment, including acquisition fees. Where equipment was acquired from EFG or an Affiliate, Equipment Cost reflects the actual price paid for the equipment by EFG or the Affiliate plus all actual costs incurred by EFG or the Affiliate while carrying the equipment, including all liens and encumbrances, less the amount of all primary term rents earned by EFG or the Affiliate prior to selling the equipment. Where the seller of the equipment was a third party, Equipment Cost reflects the seller's invoice price.

Depreciation and Amortization

      The Trust's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the Managing Trustee evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. For purposes of this comparison, "net carrying value" represents, at a given date, the net book value (equipment cost less accumulated depreciation for financial reporting purposes) of the Trust's equipment and "net realizable value" represents, at the same date, the aggregate undiscounted cash flows resulting from future contracted lease payments plus the estimated residual value of the Trust's equipment. The Managing Trustee evaluates significant equipment assets, such as aircraft and vessels, individually. All other assets are evaluated collectively by equipment type unless the Managing Trustee learns of specific circumstances, such as a lessee default, technological obsolescence, or other market developments, which could affect the net realizable value of particular assets. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value. To the extent that such adjustments were recorded, they are reflected separately on the accompanying Statement of Operations as Write-Down of Equipment.

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

      The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time.

      Organization costs were amortized using the straight-line method over a period of five years.

INVESTMENT SECURITIES -- AFFILIATE

      The Trust's investment in Semele Group, Inc. is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of Participant's Capital. Other-than-temporary declines in market value are recorded as write-down of investment in the Statement of Operations (see Note 4).

Accrued Liabilities - Affiliate

      Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 5).

Allocation of Net Income or Loss

      Net income is allocated quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. Prior to adoption of the current Trust Agreement on July 15, 1997 (see Note 8), the Trust allocated net income or loss to the Participants for financial reporting purposes according to their respective beneficial interests in the Trust (1% to the Managing Trustee, 8.25% to the Special Beneficiary, and 90.75% to the Class A Beneficiaries).

      The allocation of net income or loss pursuant to the Trust Agreement differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such date in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations. If the Trust made similar assumptions and allocations for financial reporting purposes and the Trust was liquidated at December 31, 1998 for an amount equal to its net carrying value for financial reporting purposes, the capital accounts of the Managing Trustee, Special Beneficiary, Class A Beneficiaries, and Class B Beneficiaries would have reflected ending balances of $98,470, $803,688, $4,165,589, and $3,247,051, respectively. See Note 7 for additional information concerning the allocation of net income or loss for income tax reporting purposes.

Net Income and Cash Distributions Per Beneficiary Interest

      Net income and cash distributions per Class A Interest in 1998 are based on 483,816 Class A Interests outstanding during the period January 1, 1998 through April 27, 1998 and 482,016 Class A Interests outstanding during the period April 28, 1998 through December 31, 1998. Net income and cash distributions per Class A Interest in 1997 are based on 549,218 Class A Interests outstanding during the period January 1, 1997 through October 9, 1997 and 483,816 Class A Interests outstanding during the period October 10, 1997 through December 31, 1997. Net income and cash distributions per Beneficiary Interest are based on 549,218 Class A Interests outstanding during the year ended December 31, 1996. Net income and cash distributions per Class B Interest are based on 826,072 Class B Interests outstanding during the year ended December 31, 1998 and the period July 18, 1997 through December 31, 1997. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

Provision for Income Taxes

      No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their tax returns.

NOTE 3 - EQUIPMENT

      The following is a summary of equipment owned by the Trust at December 31, 1998. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1998 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                           Remaining
                                           Lease Term            Equipment
            Equipment Type                  (Months)              at Cost                        Location
-------------------------------------   ----------------     -----------------       ---------------------------------
Aircraft                                            0-48     $       6,814,840       NV/OH/WA
Materials handling                                  0-33             2,425,123       AR/CA/IA/IL/MI/NC/NY/OH/PA/SC/
                                                                                     TX/WV
Communications                                        24             1,802,423       AL/AR/AZ/CA/CO/FL/GA/IA/ID/IL/IN/
                                                                                     KS/KY/LA/MD/MI/MN/MO/MT/NC/
                                                                                     ND/NE/NH/NM/NV/NY/OH/OK/OR/
                                                                                     PA/SC/TN/TX/VA/VT/WA/WI/WV/
                                                                                     WY
Retail store fixtures                               0-10             1,260,881       OK/TX
Construction and mining                             0-48               887,040       IL/MI/PA
Computers and peripherals                              0               505,212       AZ/KY/NY/OH/PA/VAWI
Research and test                                      0               459,282       MI
Manufacturing                                          0               442,590       NJ
Energy systems                                         0               108,975       IL
Photocopying                                          10                11,050       IL
                                                             -----------------

                                    Total equipment cost            14,717,416

                                Accumulated depreciation           (10,824,318)
                                                             -----------------

              Equipment, net of accumulated depreciation     $       3,893,098
                                                             =================

      In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1998, the Trust's equipment portfolio included equipment having a proportionate original cost of $5,301,429, representing approximately 36% of total equipment cost.

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

      Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $4,197,000 and a net book value of approximately $1,272,000 at December 31, 1998 (see Note
6).

      Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

      As equipment is sold to third parties, or otherwise disposed of, the Trust will recognize a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1998, the cost and net book value of equipment held for sale or re-lease was approximately $6,288,000 and $2,147,000, respectively. This equipment includes the Trust's proportionate interest in a McDonnell Douglas MD-82 aircraft formerly leased to Alaska Airlines, Inc. with a cost and net book value of $1,153,983 and $706,535, respectively (See Note 13 - Subsequent Event), and a SAAB SF340A aircraft formerly leased to Comair, Inc. with a cost and net book value of $4,421,116 and $1,415,736, respectively. The Managing Trustee is actively seeking the sale of the SAAB SF340A aircraft and the sale or re-lease of all other equipment not on lease. In addition, the summary above includes equipment being leased on a month-to-month basis.

NOTE 4 - INVESTMENT SECURITIES - AFFILIATE / NOTE RECEIVABLE - AFFILIATE

      On April 30, 1997, the vessel partnerships, in which the Trust and certain affiliated investment programs are limited partners and through which the Trust and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by Gearbulk Shipowning Ltd (formerly Kristian Gerhard Jebsen Skipsrederi A/S) (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, consisting of 1,987,000 newly issued shares (at $1.50 per share) of common stock in Semele Group, Inc. (formerly Banyan Strategic Land Fund II) ("Semele"), a purchase money note of $8,219,500 (the "Note") and cash of $365,375. Semele is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ (NASDAQ SmallCap Market effective January 5, 1999). At the date of the exchange transaction, the common stock of Semele had a net book value of approximately $1.50 per share and closing market value of $1.00 per share. Semele has one principal real estate asset consisting of an undeveloped 274-acre parcel of land near Malibu, California ("Rancho Malibu").

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

      As a result of the exchange transaction and its original 33% beneficial ownership interest in Hato Arrow, one of the three Vessels, the Trust received $433,036 in cash, became the beneficial owner of 209,694 shares of Semele common stock (valued at $314,541 ($1.50 per share) at the time of the exchange transaction) and received a beneficial interest in the Semele Note of $462,353. At June 30, 1998, Semele performed both a reverse stock split and a forward stock split resulting in a change of the Trust's beneficial ownership in its stock to 20,969 shares. The Semele Note bears an annual interest rate of 10% and will be amortized over three years with mandatory principal reductions, if and to the extent that net proceeds are received by Semele from the sale or refinancing of Rancho Malibu. The Trust recognized interest income of $46,235 related to the Semele Note during the year

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

ended December 31, 1998. The Trust's interest in the Hato Arrow had an original cost and net book value of $2,399,580 and $1,185,726, respectively. The proceeds realized by the Trust of $777,326 resulted in a net loss, for financial statement purposes, of $408,400. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Trust received a prepayment of the remaining contracted rent due under the vessel's lease agreement of $432,604.

      Pursuant to terms of the exchange, cash equal to the amount of the Semele Note was placed in a segregated escrow account for the benefit of Semele pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Semele agreed to seek consent ("Consent") from its shareholders to:
(1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Semele's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Semele, which services EFG will provide at cost. On October 21, 1997, such Consent was obtained from Semele's shareholders. The Consent also allowed for (i) the election of a new Board of Directors nominated by EFG for terms of up to three years and an increase in the size of the Board to as many as nine members, provided a majority of the Board shall consist of members independent of Semele, EFG or any affiliate; and (ii) an amendment extending Semele's life to perpetual and changing its name from Banyan Strategic Land Fund II. Contemporaneously with the Consent being obtained, Semele declared a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Trust. A dividend of $41,939 was paid to the Trust on November 17, 1997. This dividend represented a return of equity to the Trust, which proportionately reduced the Trust's investment in Semele. Subsequent to the exchange transaction, Gary D. Engle, President and Chief Executive Officer of EFG, was elected to the Board of Directors and appointed Chief Executive Officer of Semele and James A. Coyne, Executive Vice President of EFG was appointed Semele's President and Chief Operating Officer, and elected to the Board of Directors.

      In accordance with Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, marketable equity securities classified as available-for-sale are required to be carried at fair value. On June 30, 1998, Semele effected a 1-for-300 reverse stock split followed by a 30-for-1 forward stock split resulting in a reduction of the number of shares of Semele common stock owned by the Trust to 20,969 shares. During the year ended December 31, 1998, the Trust decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $70,773. This loss was reported as a component of comprehensive loss, included in participants' capital. The split-adjusted market price of Semele's stock was $7.50 per share at December 31, 1997. At December 31, 1998, the Managing Trustee determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Trust wrote down the cost of the Semele stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) for a total realized loss of $186,105 in 1998.

NOTE 5 - RELATED PARTY TRANSACTIONS

      All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1998, 1997 and 1996 which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                                  1998        1997        1996
                                                --------    --------    --------

Equipment acquisition fees                      $    151    $     --    $ 36,673
Equipment management fees                         98,100     178,159     186,001
Offering costs                                        --      41,304          --
Administrative charges                            68,280      68,806      40,533
Reimbursable operating expenses
     due to third parties                        255,562     222,494      97,206
                                                --------    --------    --------
                                 Total          $422,093    $510,763    $360,413
                                                ========    ========    ========

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

      EFG and its Affiliates were reimbursed for their out-of-pocket offering costs incurred on behalf of the Trust in an amount equal to 1% of the gross proceeds of the four trusts which sold Class B Interests, pursuant to the Registration Statement on Form S-1. The amount of reimbursement made by the Trust was prorated in proportion to the number of Beneficiary Interests sold in the Trust.

      As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG was compensated by an amount equal to .28% of Asset Base Price paid by the Trust for each asset acquired for the Trust's initial asset portfolio. For acquisition services during the initial reinvestment period, which expired on May 29, 1996, EFG was compensated by an amount equal to 3% of Asset Base Price paid by the Trust. In connection with the Solicitation Statement and consent of Beneficiaries (See
Note 10), the Trust's reinvestment provisions were reinstated through December 31, 2001. In addition, the Trust is now permitted to invest in assets other than equipment. Acquisition fees paid to EFG in connection with such reinvestment assets are equal to 1% of Asset Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust with respect assets acquired on or prior to March 31, 1998. For management services earned in connection with assets acquired on or after April 1, 1998, EFG is compensated by an amount equal to 2% of gross lease rental revenue received by the Trust. Both of these fees are subject to certain limitations defined in the Trust Agreement. For non-equipment investments other than cash, the Managing Trustee receives an annualized management fee of 1%. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Trust Agreement.

      Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) the Trust Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trust. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Trust which are reimbursed to EFG at actual cost.

      All equipment was purchased from EFG, one of its Affiliates or from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 2, Equipment on Lease.

      All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 1998, the Trust was owed $70,959 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 1999.

      Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership formed in 1995 and an affiliate of EFG, owns 1,702 Class A Interests or less than 1% of the total outstanding Class A Interests of the Trust. The general partner of ONC is controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele. Gary D. Engle is Chairman and CEO of Semele.

      Refer to Note 8 regarding the purchase of Class B Interests by an affiliate, Equis II Corporation and the change in ownership of the Managing Trustee.

NOTE 6 - NOTES PAYABLE

      Notes payable at December 31, 1998 consisted of installment notes of $861,300 payable to banks and institutional lenders. The notes bear interest rates ranging between 5.7% and 8%, except for one note which

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

bears a fluctuating interest rate based on LIBOR (5.54% at December 31, 1998) plus a margin. All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to its interest in an aircraft leased to Reno Air, Inc. The carrying amount of notes payable approximates fair value at December 31, 1998.

      The annual maturities of the notes payable are as follows:

    For the year ended December 31, 1999             $     210,654
                                    2000                   118,459
                                    2001                   128,106
                                    2002                   121,660
                                    2003                   282,421
                                                     -------------

                                   Total             $     861,300
                                                     =============

NOTE 7 - INCOME TAXES

      The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

      For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period. Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 1998, the Managing Trustee had a positive tax capital account balance.

      The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998, 1997 and 1996:

                                                1998           1997           1996
                                            -----------    -----------    -----------
Net income (loss)                           $  (501,238)   $   411,988    $   476,102

   Financial statement depreciation in
     excess of tax depreciation               1,076,559      1,011,315         68,453
   Tax gain in excess of book gain (loss)       351,721       (427,701)       446,154
   Deferred rental income                       (69,511)        61,055        (21,132)
   Other                                        195,325        (19,533)        15,399
                                            -----------    -----------    -----------

Net income for federal income tax
  reporting purposes                        $ 1,052,856    $ 1,037,124    $   984,976
                                            ===========    ===========    ===========

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

      The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1998 and 1997:

                                                                      1998            1997
                                                                  ------------    ------------
Participants' capital                                             $  8,314,798    $ 11,362,142

     Unrealized loss on investment securities                               --         115,332

     Add back selling commissions and organization
     and offering costs                                              1,340,697       1,340,697

     Add deferred step-up of capital basis                              11,065              --

     Financial statement distributions in excess of
     tax distributions                                                  72,107              --

     Cumulative difference between federal income tax
     and financial statement income (loss)                          (2,719,422)     (4,158,184)
                                                                  ------------    ------------

Participants' capital for federal income tax reporting purposes   $  7,019,245    $  8,659,987
                                                                  ============    ============

      Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 8 - ISSUANCE OF CLASS B INTERESTS

      On October 26, 1996, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission (the "SEC") which subsequently was sent to the Beneficiaries pursuant to Regulation 14A of Section 14 of the Securities Exchange Act. The Solicitation Statement sought the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Amended and Restated Declaration of Trust (the "Amended Trust Agreement") which would (i) amend the provisions of the Amended Trust Agreement governing the redemption of Beneficiary Interests to permit the Trust to offer to redeem outstanding Beneficiary Interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee might determine from time to time, in accordance with applicable law; and (ii) add a provision to the Amended Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee might affix. The funds obtained through the issuance of such a security were intended to be used by the Trust to (a) expand redemption opportunities for Beneficiaries without using Trust funds which might otherwise be available for cash distributions; and (b) make a special one-time cash distribution to the Class A Beneficiaries.

      Pursuant to the Amended Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than 50% in the aggregate of the Class A Interests held by all Class A Beneficiaries. A majority of Class A Interests, representing 286,868 Interests or 52.2% of all Class A Interests, voted in favor of the Amendment; 49,019 Interests or 8.9% of all Class A Interests voted against the Amendment; and 16,104 Interests or 2.9% of all Class A Interests abstained. Approximately 64% of all Class A Interests participated in the vote. Accordingly, the Amendment was adopted.

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

      As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee used a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution of approximately $1.47 per Class A Interest to the Class A Beneficiaries of the Trust. The Managing Trustee declared and paid this special cash distribution, aggregating $808,363, to Class A Beneficiaries on August 15, 1997. See Note 9 regarding the redemption of Class A Interests.

NOTE 9 - REDEMPTION OF CLASS A INTERESTS

      On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information concerning the offer. On October 10, 1997, the Trust used $620,011 of the net proceeds realized from the issuance of the Class B Interests to purchase 65,402 of the Class A Interests tendered as a result of the offer. On April 28, 1998, the Trust purchased 1,800 additional Class A Interests at a cost of $14,400.

NOTE 10 - SOLICITATION STATEMENT

      On May 5, 1998, the Trust filed a definitive Solicitation Statement with the United States Securities and Exchange Commission in connection with the solicitation by the Trust of the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Second Amended and Restated Declaration of Trust (the "Trust Agreement"). The Solicitation Statement and Consent of Beneficiary were mailed to all of the Beneficiaries of the Trust on May 6, 1998. The Beneficiaries were requested to use the Consent of Beneficiary to vote on seven proposals and return their votes on or before June 5, 1998. Equis II Corporation, which has voting control of the Trust, agreed to vote all of its Class B Interests in the same manner in which the majority of the Class A Interests were actually voted. Accordingly, the Amendment would be adopted or rejected based upon the voting results of the majority of Class A Interests that were actually voted (including 1,702 Class A Interests owned by affiliates of EFG), regardless of how few Class A Interests were actually voted.

      The results of the voting reflected that a majority of Class A Interests voted in favor of each of the proposals. Therefore, the Trust Agreement was amended to (i) broaden the Trust's stated investment policies and objectives and permit the Trust to invest in assets other than leased equipment; (ii) modify the Trust's financing provisions to

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

eliminate any cap on the amount of aggregate Trust indebtedness and permit the Trust to use cross-collateralized and other recourse debt structures; (iii) extend the Trust's reinvestment period, which originally expired on May 29, 1996, until December 31, 2001 and (iv) reduce acquisition fees paid to EFG in connection with reinvestment assets acquired after the Amendment date from a maximum of 3% to 1% and management fees earned in connection with such assets from a maximum of 5% to 2%.

      In addition, subject to attaining a settlement in the Class Action Lawsuit described in Note 12 herein, the Trust Agreement will be modified in the following principal respects: (i) the Trust will pay a Special Cash Distribution to the Class A Beneficiaries of record as of September 1, 1997, or to their successors or assigns, totaling $413,247 (or approximately $0.75 per Class A Beneficiary Interest) using a portion of the Class B capital contributions that otherwise would be distributed as a Class B Capital Distribution to Equis II Corporation, the parent company of the Managing Trustee and an affiliate of EFG;
(ii) Equis II Corporation will be required to reduce its prospective Class B Capital Distributions by $929,806 and treat such amount as a long-term equity investment in the Trust and (iii) certain voting restrictions will be placed upon the Class B Interests owned by Equis II Corporation.

NOTE 11 - CLASS B CAPITAL DISTRIBUTION

      The Managing Trustee and certain of its affiliates were named as defendants in the Class Action Lawsuit discussed in Note 12 herein. In connection with this litigation and subject to a settlement being effected, the Managing Trustee has agreed to adopt certain modifications to the Trust Agreement as described in the Solicitation Statement referred to in Note 10 herein. One aspect of the proposed settlement would result in using of a portion of Equis II Corporation's Class B Capital Contribution to the Trust to (i) pay a second special cash distribution to Class A Beneficiaries totaling $413,247, approximately $.75 per Class A Beneficiary Interest, and (ii) invest $929,806 in the Trust's long-term business activities. The remainder of the Class B Capital Contributions (not otherwise used to repurchase Class A Interests or to pay for offering and related costs associated with the Class B Interests or to pay the first special cash distribution), $1,263,443 in total, was returned to Equis II Corporation ($1,253,318) and the other third-party Class B capital contributors ($10,125) on July 6, 1998.

NOTE 12 - LEGAL PROCEEDINGS

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

      On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

Stipulation of Settlement was based upon and superseded a Memorandum of Understanding between the parties dated March 9, 1998 which outlined the terms of a possible settlement. The Stipulation of Settlement was filed with the Court on July 23, 1998 and was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order"). Prior to issuing a final order, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Trust and all other plaintiff class members in the Class Action Lawsuit will receive a Notice of Settlement and other information pertinent to the settlement of their claims in advance of the fairness hearing. Since first executing the Stipulation of Settlement, the Court has scheduled two fairness hearings, the first on December 11, 1998 and the second on March 19, 1999, each of which was postponed because of delays in finalizing certain information materials that are subject to regulatory review prior to being distributed to investors, but none of which involved the Trust's settlement.

      On March 15, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 15, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divides the Class Action Lawsuit into two separate sub-classes that can be settled individually. This revision is expected to expedite the settlement of the Trust's claims by the middle of 1999. The second sub-class, which does not include the Trust, is expected to remain pending for a longer period.

      Assuming the proposed settlement is effected according to present terms, the Trust's share of legal fees and expenses related to the Class Action Lawsuit is estimated to be approximately $88,000, all of which was accrued and expensed by the Trust in 1998. There can be no assurance that settlement of either sub-class of the Class Action Lawsuit will receive final Court approval and be effected. However, the Managing Trustee and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that final settlements of each sub-class will be achieved. In the absence of final settlements approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the Managing Trustee nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Trust or the ultimate outcome.

      In addition to the foregoing, the Trust is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions. The following action had not been finally adjudicated at December 31, 1998:

Action involving National Steel Corporation

      EFG, on behalf of the Trust and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in the Commonwealth of Massachusetts Superior Court, Department of the Trial Court in and for the County of Suffolk on July 27, 1995, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"). The Complaint seeks reimbursement from National Steel of certain sales and/or use taxes paid to the State of Illinois in connection with equipment leased by National Steel from the Plaintiffs and other remedies provided under the Master Lease Agreement ("MLA"). On August 30, 1995, National Steel filed a Notice of Removal, which removed the case to United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to the Plaintiff's Complaint along with Affirmative Defenses and Counterclaims and sought declaratory relief, alleging breach of contract, implied covenant of good faith and fair dealing, and specific performance. The Plaintiffs filed an Answer to National Steel's Counterclaims on September 29, 1995. The parties discussed settlement with respect to this matter for some time; however, the negotiations were unsuccessful. The Plaintiffs filed an Amended and Supplemental Complaint alleging further default under the MLA and filed a motion for Summary Judgment on all claims and Counterclaims. The Court held a hearing on the Plaintiff's motion in December 1997 and later entered a decision dismissing certain of National

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

Steel's Counterclaims, finding in favor of the Plaintiffs on certain issues and in favor of National Steel on other issues. In March 1999, the Plaintiffs obtained payment for certain of the disputed items and have resumed settlement discussions to resolve remaining issues. The Managing Trustee does not believe that the resolution of the remaining claims will have a material adverse effect on the Trust's financial position or results of operations.

NOTE 13 - SUBSEQUENT EVENT

      In January 1999, the Trust sold its 6.74% interest in a McDonnell Douglas MD-82 aircraft formerly leased to Alaska Airlines, Inc. The Trust received sale proceeds of $786,406. At December 31, 1998, the net carrying value of this aircraft to the Trust was $706,535.

                             AFG Investment Trust A

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1998, 1997 and 1996

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1998, 1997 and 1996.

                                               1998         1997         1996
                                            ----------   ----------   ----------

Rents earned prior to disposal of
   equipment, net of interest charges       $3,710,491   $2,490,150   $  925,719

Sale proceeds, including assumption of
   debt and interest, realized upon
   disposition of equipment                    629,841      488,963    1,417,927
                                            ----------   ----------   ----------

Total cash generated from rents
   and equipment sale proceeds               4,340,332    2,979,113    2,343,646

Original acquisition cost of equipment
   disposed                                  3,560,658    2,282,111    2,228,056
                                            ----------   ----------   ----------

Excess of total cash generated to cost
   of equipment disposed                    $  779,674   $  697,002   $  115,590
                                            ==========   ==========   ==========

                             AFG Investment Trust A

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1998

                                                           Sales and
                                           Operations    Refinancings      Total
                                          -----------    -----------    -----------
Net loss                                  $  (244,348)   $  (256,890)   $  (501,238)
Add:
   Depreciation                             2,052,750             --      2,052,750
   Management fees                             98,100             --         98,100
   Write-down of investment
     securities - affiliate                   186,105             --        186,105
   Book value of disposed equipment                --        886,731        886,731
Less:

   Principal reduction of notes payable    (1,481,624)            --     (1,481,624)
                                          -----------    -----------    -----------
   Cash from operations, sales and
   refinancings                               610,983        629,841      1,240,824

Less:
   Management fees                            (98,100)            --        (98,100)
                                          -----------    -----------    -----------

   Distributable cash from operations,
   sales and refinancings                     512,883        629,841      1,142,724

Other sources and uses of cash:
   Cash at beginning of year                1,474,992      1,701,858      3,176,850
   Restricted cash                          1,263,443             --      1,263,443
   Purchase of Treasury Interests             (14,400)            --        (14,400)
   Purchase of equipment                      (15,246)            --        (15,246)
   Net change in receivables and
     accruals                                 564,425             --        564,425

Less:
   Cash distributions paid                 (2,661,642)            --     (2,661,642)
                                          -----------    -----------    -----------

Cash at end of year                       $ 1,124,455    $ 2,331,699    $ 3,456,154
                                          ===========    ===========    ===========

                             AFG Investment Trust A

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
               REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED AND
                          RESTATED DECLARATION OF TRUST

                                December 31, 1998

      For the year ended December 31, 1998, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

      Operating expenses                                    $      233,287