Form 10-K, Exhibit 13
period 2000-12-31
AFG INVESTMENT TRUST A
filed 2001-04-17
CIK 879494

AFG INVESTMENT TRUST





                             AFG Investment Trust A



              Annual Report to the Participants, December 31, 2000

Dear Investor:

We are pleased to provide the 2000 Annual Report for AFG Investment Trust A, which contains important information concerning the recent operating results and current financial position of your investment program. Please refer to the index on the following page for a listing of information contained in this report.

If you have any questions about your investment program or, if you would like a copy of Form 10-K for this program, please contact our Investor Services Representatives at 1-800-247-3863.

Very truly yours,

/s/ GEOFFREY A. MACDONALD

Geoffrey A. MacDonald
Chairman and Co-founder

                             AFG Investment Trust A

                   INDEX TO ANNUAL REPORT TO THE PARTICIPANTS


                                                                            Page
                                                                            ----

SELECTED FINANCIAL DATA..................................................     2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS......................................   3-9


FINANCIAL STATEMENTS:

Report of Independent Auditors...........................................    10

Statement of Financial Position
at December 31, 2000 and 1999............................................    11

Statement of Operations
for the years ended December 31, 2000, 1999 and 1998 ....................    12

Statement of Changes in Participants' Capital
for the years ended December 31, 2000, 1999 and 1998.....................    13

Statement of Cash Flows
for the years ended December 31, 2000, 1999 and 1998.....................    14

Notes to the Financial Statements........................................ 15-27


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash

Generated to Cost of Equipment Disposed..................................    29

Statement of Cash and Distributable Cash

From Operations, Sales and Refinancings..................................    30

Schedule of Costs Reimbursed to the Managing Trustee
and its Affiliates as Required by Section 10.4 of the
Second Amended and Restated Declaration of Trust ........................    31

Schedule of Reimburseable Operating Expenses Due to Third Parties........    32

Schedule of Equipment....................................................    33

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 2000:

         Summary of
         Operations                        2000              1999             1998              1997              1996
   --------------------------         ---------------   ---------------  ---------------   --------------    --------------

Lease revenue....................     $      705,113    $    1,077,763   $    2,181,506    $    4,453,680    $    4,820,860

Net income (loss)................     $      745,181    $    1,273,815   $     (501,238)   $      411,988    $      476,102

Per Beneficiary Interest:
     Net income (loss)
            Class A Interests....     $           --    $         1.17   $           --    $         0.26    $         0.79
            Class B Interests....     $         0.70    $         0.48   $        (0.71)   $           --    $           --

     Cash distributions

            Class A Interests....     $           --    $         4.07   $         1.64    $         3.11    $         1.42
            Class B Interests....     $           --    $         3.61   $         2.09    $         0.30    $           --


     Financial Position
  -------------------------

Total assets.....................     $    5,591,769    $    8,870,223   $    9,500,445    $   14,058,563    $   14,175,369

Total long-term obligations......     $      553,728    $      656,454   $      861,300    $    2,342,924    $    4,249,311

Participants' capital............     $    4,923,540    $    4,218,987   $    8,314,798    $   11,362,142    $    9,618,214

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             Year ended December 31, 2000 compared to the year ended December 31, 1999 and the year ended December 31, 1999 compared to the year ended December 31, 1998

     Certain statements in this annual report of AFG Investment Trust A (the "Trust") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the collection of the Trust's contracted rents, the realization of residual proceeds for the Trust's equipment, the performance of the Trust's non-equipment assets, and future economic conditions.

Overview
--------

     The Trust was organized in 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. In 1999, the Trust Agreement was modified to permit the Trust to invest in assets other than equipment. During 2000 and 1999, the Trust made certain non-equipment acquisitions. Pursuant to the Trust Agreement, the Trust is scheduled to be dissolved by December 31, 2003.

     The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Trust has active business operations in the financial services industry, primarily equipment leasing, and in the real estate industry through its interest in EFG Kirkwood LLC ("EFG Kirkwood"). The Trust does not intend to engage in investment activities in a manner or to an extent that would require the Trust to register as an investment company under the Act. However, it is possible that the Trust may unintentionally engage in an activity or activities that may be construed to fall within the scope of the Act. If the Trust was determined to be an investment company, its business would be adversely affected. The Managing Trustee is engaged in discussions with the staff of the Securities and Exchange Commission regarding whether or not the Trust may be an inadvertent investment company by virtue of its recent acquisition activities. If necessary, the Trust intends to avoid being deemed an investment company by disposing of or acquiring certain assets that it might not otherwise dispose of or acquire.

Segment Reporting
-----------------

     The Trust has two principal operating segments: 1) Equipment Leasing and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes the management of the Trust's equipment lease portfolio. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales included in the Trust's ownership interests in EFG Kirkwood.

      The Trust's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

      Segment information for the years ended December 31, 2000, 1999 and 1998 is summarized below. The accounting policies of the segments are the same as those described in Note 2 of the accompanying financial statements. See Note 2 of the accompanying financial statements for individual lessees, which accounted for more than 10% of the Trust's revenues during the years ended December 31, 2000, 1999 or 1998.

                                            Years ended December 31,
                                      ---------------------------------------
                                         2000          1999          1998
                                      -----------   -----------   -----------
Total Income:
   Equipment Leasing ..............   $ 1,428,478   $ 2,414,124   $ 2,253,195
   Real Estate ....................            --            --            --
                                      -----------   -----------   -----------
      Total .......................   $ 1,428,478   $ 2,414,124   $ 2,253,195

Operating Expenses, Management Fees
   And Other Expenses:
   Equipment Leasing ..............   $   370,666   $   361,958   $   608,047
   Real Estate ....................        56,499         3,773            --
                                      -----------   -----------   -----------
      Total .......................   $   427,165   $   365,731   $   608,047

Interest Expense:
   Equipment Leasing ..............   $    57,223   $    50,803   $    93,636
   Real Estate
                                      -----------   -----------   -----------
      Total .......................   $    57,223   $    50,803   $    93,636

Depreciation Expense:
   Equipment Leasing ..............   $   193,867   $   723,775   $ 2,052,750
   Real Estate
                                      -----------   -----------   -----------
      Total .......................   $   193,867   $   723,775   $ 2,052,750

Net Income (loss) .................   $   750,223   $ 1,273,815   $  (501,238)

Results of Operations
---------------------

Equipment Leasing
-----------------

     For the year ended December 31, 2000, the Trust recognized lease revenue of $705,113 compared to $1,077,763 and $2,181,506 for the years ended December 31, 1999 and 1998, respectively. The decrease in lease revenue resulted principally from lease term expirations and the sale of equipment. The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time. Future lease term expirations and equipment sales will result in a reduction in lease revenue recognized.

     The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by Equis Financial Group Limited Partnership, a Massachusetts limited partnership ("EFG") or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     Interest income for the year ended December 31, 2000 was $216,164 compared to $323,145 and $328,579 for the years ended December 31, 1999 and 1998, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sales proceeds in short-term instruments. The amount of future interest income is expected to fluctuate as a result of changing interest rates, the collection of lease revenue, and the proceeds from equipment sales, among other factors. Interest income included $46,235 in each of 2000, 1999 and 1998, earned on the note receivable from Semele (the "Semele Note"). The Semele Note is scheduled to mature in April 2003. (See also Note 4 to the accompanying financial statements.) In addition, the Trust distributed $3,900,000 in January 2000 that resulted in a reduction of cash available for investment. See Note 12 - Subsequent Event, to the accompanying financial statements regarding reinvestment in 2001.

     On March 8, 2000, the Trust and three affiliated trusts entered into a guaranty agreement whereby the trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). (See Note 10 in the accompanying financial statements.) In consideration for its guarantee, the Trust will receive an annualized fee equal to 4% of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. During the year ended December 31, 2000, the Trust received an upfront cash fee of $35,000 and recognized a total of $60,143 in income related to this guaranty fee. The guaranty fee is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 2000.

     The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller during the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

     During the year ended December 31, 2000, the Trust sold investment securities having a book value of $110,170, resulting in a gain, for financial reporting purposes of $12,482.

     During the year December 31, 2000, the Trust sold equipment having a net book value of $1,130,895 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes of $429,534. During the year ended December 31, 1999, the Trust sold equipment having a net book value of $774,184 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $752,100 compared to a net loss of $256,890 in 1998 on equipment having a net book value of $886,731.

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

     Depreciation expense was $193,867, $723,775, and $2,052,750 for the years ended December 31, 2000, 1999 and 1998, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Interest expense was $57,223, $50,803, and $93,636 for the years ended December 31, 2000, 1999, and 1998, respectively. Interest expense will decrease in the future as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

     Management fees related to equipment leasing were $34,546, $50,618, and $98,100 during the years ended December 31, 2000, 1999 and 1998, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations (see Note 6 to the accompanying financial statements).

     Write-down of investment securities-affiliate was $186,105 for the year ended December 31, 1998. The Managing Trustee determined that the decline in market value of its Semele common stock was other-than-temporary at December 31, 1998. As a result, the Trust wrote down the cost of the Semele common stock from $15 per share to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998). See further discussion below.

     Operating expenses were $336,120, $311,340, and $323,842 for the years ended December 31, 2000, 1999 and 1998, respectively. Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Real Estate
-----------

     Management fees for non-equipment assets were $8,949 and $3,773 for the years ended December 31, 2000 and 1999, respectively. There were no non-equipment management fees paid by the Trust for the year ended December 31, 1998. Management fees for non-equipment assets, excluding cash, are 1% of such assets under management.

     For the year ended December 31, 2000, the Trust recorded a loss of $47,550 on its ownership interest in EFG Kirkwood. This loss represents the Trust's share of the losses of EFG Kirkwood recorded under the equity method of accounting. (See Note 5 to the accompanying financial statements).

Liquidity and Capital Resources and Discussion of Cash Flows
------------------------------------------------------------

     The Trust by its nature is a limited life entity. The Trust's principal operating activities have been derived from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. Cash inflows are used to satisfy debt service obligations associated with leveraged leases and to pay management fees and operating costs. Operating activities generated net cash inflows of $562,259, $1,365,597, and $2,558,932 for the years ended December 31, 2000, 1999 and 1998, respectively. Future renewal, re-lease and equipment sale activities will continue to cause a decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Expenses associated with rental activities, such as management fees, will also decline as the Trust experiences a higher frequency of remarketing events. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors.

     At lease inception, the Trust's equipment was leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lease will be maintained. The credit quality of an individual lease may deteriorate after the lease is entered into. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

     Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During the years ended December 31, 2000, and 1999, the Trust expended $321,839 and $676,700, respectively, for its ownership interest in EFG Kirkwood. (See Note 5 to the accompanying financial statements.) In addition, in 2000 the Trust expended $52,768 to acquire certain investments and $120,000 for an ownership interest in a limited liability company, formed to facilitate an asset acquisition which occurred in February 2001, as described in
Note 13 to the accompanying financial statements. In 1999, the Trust expended $103,132 to purchase certain investment securities. The Trust may acquire additional assets prior to the expiration of its reinvestment period in December 2001. During 1998, the Trust expended $15,246 to acquire equipment pursuant to the reinvestment provisions of the Trust Agreement.

     Cash realized from the asset disposal transactions included proceeds from the disposition of investment securities in 2000 of $122,652. During 2000, 1999 and 1998, the Trust realized net cash proceeds from equipment disposals of $1,560,429, $1,526,284, and $629,841, respectively. Sale proceeds in 2000 include $1,400,000 related to the sale of the Trust's SASB SF340A aircraft formerly leased to Comair, Inc., which was sold in May 2000. Sale proceeds in 1999 include $786,406 related to the Trust's interest in a McDonnell Douglas MD-82 aircraft, which was sold in January 1999. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

     At December 31, 2000, the Trust was due aggregate future minimum lease payments of $371,426 from contractual lease agreements (see Note 2 to the financial statements), a portion of which will be used to amortize the principal balance of notes payable of $553,728 (see Note 7 to the financial statements). Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets becomes available for remarketing, the cash flows of the Trust will become less predictable.

     The Trust has an ownership interest in EFG Kirkwood. EFG Kirkwood is a joint venture among the Trust, certain affiliated Trusts and Semele and is managed by AFG ASIT Corporation. EFG Kirkwood is a member in two joint ventures, Mountain Resort Holdings LLC ("Mountain Resort") and Mountain Springs Resort LLC ("Mountain Springs"). See Note 5 to the financial statements.

     Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development. Mountain Springs, through a wholly owned subsidiary, owns a controlling interest in the Purgatory Ski resort in Durango, Colorado.

     The risks generally associated with real estate include, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations, and other governmental rules.

     The Trust's involvement in real estate development also introduces financials risks, including the potential need to borrow funds to develop the real estate projects. While the Trust's management presently does not foresee any unusual risks in this regard, it is possible that factors beyond the control of the Trust, its affiliates and joint venture partners, such as a tightening credit environment, could limit or reduce its ability to secure adequate credit facilities at a time when they might be needed in the future. Alternatively, the Trust could establish joint ventures with other parties to share participation in its development projects.

     Ski resorts are subject to a number of risks, including weather-related risks. The ski resort business is seasonal in nature and insufficient snow during the winter season can adversely effect the profitability of a given resort. Many operators of ski resorts have greater resources and experience in the industry than the Trust, its affiliates and its joint venture partners.

     As a result of an exchange transaction in 1997, the Trust is the beneficial owner of 20,969 shares of Semele common stock and holds a beneficial interest in the Semele Note of $462,353.The Semele Note matures in April 2003 and bears an annual interest rate of 10% with mandatory principal reductions prior to maturity, if and to the extent that net proceeds are received by Semele from the sale or refinancing of its principal real estate asset consisting of an undeveloped 274-acre parcel of land near Malibu, California.

     In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", investment securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1998, the Trust decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $70,773. This loss was reported as a component of comprehensive loss included Statement of Changes in Participants' Capital. At December 31, 1998, the Managing Trustee determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Trust wrote down the cost of the Semele stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ a December 31, 1998) for a total realized loss of $186,105 in 1998.

     During the year ended December 31, 1999, the Trust increased the carrying value of its investment in Semele common stock to $5.75 per share (the quoted price on the NASDAQ Small Cap market at December 31, 1999), resulting in an unrealized gain of $34,075. During the year ended December 31, 2000, the Trust decreased the carrying value of its investment in Semele common stock to $3.8125 per share (the quoted price of the Semele stock on NASDAQ Small Cap market at the date the stock traded closest to December 31, 2000), resulting in an unrealized loss of $40,628. The unrealized gain in 1999 and the unrealized loss in 2000 were each reported as components of comprehensive income, included in the Statement of Changes in Participants' Capital.

     The Semele Note and the Semele common stock are subject to a number of risks, including Semele's ability to make loan payments, which is dependent upon the liquidity of Semele and primarily Semele's ability to sell or refinance its principal real estate asset consisting of an undeveloped 274-acre parcel of land near Malibu, California. The market value of the Trust's investment in Semele common stock has generally declined since the Trust's initial investment in 1997. In 1998, the Managing Trustee determined that the decline in market value of the stock was other-than-temporary and wrote down the Trust's investment. Subsequently, the market value of the Semele common stock has fluctuated. The market value of the stock could decline in the future. Gary D. Engle, President and Chief Executive Officer of EFG and a Director of the Managing Trustee is Chairman and Chief Executive Officer of Semele and James A. Coyne, Executive Vice President of EFG is Semele's President and Chief Operating Officer. Mr. Engle and Mr. Coyne are both members of the Board of Directors of, and own significant stock in, Semele.

     The Trust obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities on the accompanying Statements of Cash Flow. At December 31, 2000, the Trust had only one debt obligation outstanding pertaining to its ownership interest in an aircraft leased to Reno Air, Inc. The note is recourse only to the Trust's interest in the aircraft and to the minimum rental payments to be received during the debt amortization period. The note will be partially amortized by the remaining contracted lease payments. Upon expiration of the lease agreement in 2003, the Trust will have a balloon payment obligation of $282,421 to retire this indebtedness. (See Notes 3 and 7 to the financial statements.)

     On July 18, 1997, the Trust issued 826,072 Class B Interests at $5.00 per interest, thereby generating $4,130,360 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,209 Class B Interests, generating $16,045 of such aggregate capital contributions, and EFG, as Special Beneficiary, purchased 822,863 Class B Interests, generating $4,114,315 of such aggregate capital contributions. The Trust incurred offering costs in the amount of $41,304 and professional service costs of $54,186 in connection with the offering. Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. In December 1999, an affiliate of the Trust, Semele, purchased 85% of the common stock of Equis II Corporation, subject to certain voting restrictions with respect to the Class B Interests of the Trust owned by Equis II Corporation. In May 2000, Semele acquired the remaining 15% of the common stock of Equis II Corporation and, in November 2000, the voting restrictions with respect to the Class B Interests were terminated. As a result, Semele has voting control over the Trust. The former majority stockholders of Equis II Corporation, Gary D. Engle and James A. Coyne, are both members of the Board of Directors of, and collectively own a majority of the stock in, Semele. Mr. Engle is Semele's Chairman and Chief Executive Officer and Mr. Coyne is Semele's President and Chief Operating Officer.

     The proceeds from the Class B offering were intended to be used principally to repurchase a portion of the Trust's Class A Beneficiary Interests and to pay a one-time special cash distribution of $808,363 ($1.47 per Class A Interest) to the Trust's Class A Beneficiaries. That distribution was paid on August 15, 1997. The remainder of the offering proceeds was classified as restricted cash pending its use for the repurchase of Class A Interests or its return to the Class B Interest holders. On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust. On October 10, 1997, the Trust used $620,011 of the net proceeds realized from the issuance of the Class B Interests to purchase 65,402 of the Class A Interests tendered as a result of the offer. On April 28, 1998, the Trust purchased 1,800 additional Class A Interests at a cost of $14,400. On July 6, 1998, the Trust used $1,263,443 of the Class B offering proceeds to pay a capital distribution to the Class B Beneficiaries. In July 1999, in connection with the settlement of the Class Action Lawsuit described in Note 9 to the accompanying financial statements, the Trust distributed $413,247, including legal fees of $22,213 paid to Plaintiffs' counsel, as a special cash distribution ($0.81 per unit, net of legal fees). In addition, Equis II Corporation agreed to commit $929,806 of the Class B Capital Contributions (the remaining balance of the restricted cash) to the Trust for the Trust's investment purposes.

     The Managing Trustee has evaluated and pursued a number of potential new acquisitions, several of which the Managing Trustee concluded had market returns that it believed were less than adequate given the potential risks. Most transactions have involved the equipment leasing, business finance and real estate development industries. Although the Managing Trustee intends to continue to evaluate additional new investments, it anticipates that the Trust will be able to fund these new investments with cash on hand or other sources, such as the proceeds from future asset sales or refinancings and new indebtedness. As a result, the Trust declared a special cash distribution to the Trust Beneficiaries totaling $3,900,000, which was paid in January 2000.

     After the special distribution in January 2000, the Trust adopted a new distribution policy and suspended the payment of regular monthly cash distributions. The Managing Trustee presently does not expect to reinstate cash distributions until expiration of the Trust's reinvestment period in December 2001; however, the Managing Trustee periodically will review and consider other one-time distributions. In addition to maintaining sale proceeds for reinvestment, the Managing Trustee expects that the Trust will retain cash from operations to pay down debt and for the continued maintenance of the Trust's assets. See Note 13 to the accompanying financial statements for details concerning the acquisition of assets in February 2001. The Managing Trustee believes that this change in policy is in the best interests of the Trust over the long term.

     Historically, cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries had been declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities on the accompanying Statement of Cash Flows. No cash distributions were declared for the year ended December 31, 2000. In any given year, it is possible that Beneficiaries will be allocated taxable income in excess of distributed cash. This discrepancy between tax obligations and cash distributions may or may not continue in the future, and cash may or may not be available for distribution to the Beneficiaries adequate to cover any tax obligation. The Trust Agreement requires that sufficient distributions be made to enable the Beneficiaries to pay any state and federal income taxes arising from any sale or refinancing transactions, subject to certain limitations.

     Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date, and the performance of the Trust's non-equipment assets. Future market conditions, technological changes, the ability of EFG to manage and remarket the equipment, and many other events and circumstances, could enhance or detract from individual yields and the collective performance of the Trust's equipment portfolio. The ability of the Managing Trustee and its affiliates to develop and profitably manage its real estate assets will impact the Trust's overall performance.

     In the future, the nature of the Trust's operations and principal cash flows will continue to shift from rental receipts to equipment sale proceeds. As this occurs, the Trust's cash flows resulting from equipment investments may become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events in order to maximize the residual value of the Trust's equipment and will consider these factors, in addition to new investment activities, the collection of contractual rents, the retirement of scheduled indebtedness, and the Trust's future working capital requirements, in establishing the amount and timing of future cash distributions.

     In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 2000, the Managing Trustee had a positive tax capital account balance. No such requirement exists with respect to the Special Beneficiary.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------

To the Participants of AFG Investment Trust A:

     We have audited the accompanying statements of financial position of AFG Investment Trust A as of December 31, 2000 and 1999, and the related statements of operations, changes in participants' capital, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AFG Investment Trust A at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

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



                              /s/ ERNST & YOUNG LLP




Tampa, Florida
March 30, 2001

                             AFG Investment Trust A

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 2000 and 1999

                                                              2000           1999
                                                           -----------    -----------
ASSETS

Cash and cash equivalents ..............................   $ 2,764,972    $ 5,016,965
Rents receivable .......................................         4,667          1,639
Guarantee fee receivable ...............................        25,142             --
Interest receivable ....................................         1,782          3,681
Investment  securities .................................            --        108,544
Investment securities - affiliate - at fair market value        79,944        120,572
Accounts receivable - affiliate ........................        58,585         84,630
Note receivable - affiliate - at fair market value .....       462,353        462,353
Interest in EFG Kirkwood ...............................       950,989        676,700
Investments - other ....................................        52,768             --
Other assets ...........................................       120,190             --
Equipment at cost, net of accumulated depreciation
  of $3,455,548 and $7,601,220 at December 31, 2000
  and 1999, respectively ...............................     1,070,377      2,395,139
                                                           -----------    -----------
         Total assets ..................................   $ 5,591,769    $ 8,870,223
                                                           ===========    ===========



LIABILITIES AND PARTICIPANTS' CAPITAL

Notes payable ..........................................   $   553,728    $   656,454
Accrued interest .......................................         1,835          2,386
Accrued liabilities ....................................        87,927         52,160
Accrued liabilities - affiliate ........................        18,184         13,237
Deferred rental income .................................         6,555         26,999
Cash distributions payable to participants .............            --      3,900,000
                                                           -----------    -----------
         Total liabilities .............................       668,229      4,651,236
                                                           -----------    -----------

Participants' capital (deficit):
  Managing Trustee .....................................       (13,810)       (31,493)
  Special Beneficiary ..................................      (112,143)      (263,171)
  Class A Beneficiary Interests (482,016 Interests;
    initial purchase price of $25 each) ................     6,119,817      6,171,613
  Class B Beneficiary Interests (826,072 Interests;
    initial purchase price of $5 each) .................      (435,913)    (1,023,551)
  Treasury Interests (67,202 Class A Interests at Cost)       (634,411)      (634,411)
                                                           -----------    -----------
         Total participants' capital ...................     4,923,540      4,218,987
                                                           -----------    -----------
         Total liabilities and participants' capital ...   $ 5,591,769    $ 8,870,223
                                                           ===========    ===========

    The accompanying notes are an integral part of these financial statements

                                       11

                             AFG Investment Trust A

                             STATEMENT OF OPERATIONS

              For the years ended December 31, 2000, 1999 and 1998


                                                 2000         1999          1998
                                             -----------   -----------   -----------
Income:
     Lease revenue .......................   $   705,113   $ 1,077,763   $ 2,181,506
     Interest income .....................       169,929       276,910       282,344
     Interest income - affiliate .........        46,235        46,235        46,235
     Gain on sale of investment securities        17,524            --            --
     Gain (loss) on sale of equipment ....       429,534       752,100      (256,890)
     Other income ........................        60,143       261,116            --
                                             -----------   -----------   -----------

         Total income ....................     1,428,478     2,414,124     2,253,195
                                             -----------   -----------   -----------


Expenses:
     Depreciation ........................       193,867       723,775     2,052,750
     Interest expense ....................        57,223        50,803        93,636
       Management fees - affiliates ......        43,495        54,391        98,100
     Write-down of investment securities
       - affiliate .......................            --            --       186,105
     Loss from interest in EFG Kirkwood ..        47,550            --            --
     Operating expenses - affiliate ......       336,120       311,340       323,842
                                             -----------   -----------   -----------
         Total expenses ..................       678,255     1,140,309     2,754,433
                                             -----------   -----------   -----------

Net income (loss) ........................   $   750,223   $ 1,273,815   $  (501,238)
                                             ===========   ===========   ===========


Net income (loss)
     per Class A Beneficiary Interest ....   $        --   $      1.17   $        --
                                             ===========   ===========   ===========
     per Class B Beneficiary Interest ....   $      0.70   $      0.48   $     (0.71)
                                             ===========   ===========   ===========

Cash distributions declared

     per Class A Beneficiary Interest ....   $        --   $      4.07   $      1.64
                                             ===========   ===========   ===========
     per Class B Beneficiary Interest ....   $        --   $      3.61   $      2.09
                                             ===========   ===========   ===========

    The accompanying notes are an integral part of these financial statements

                             AFG Investment Trust A

                  STATEMENT OF CHANGES IN PARTICIPANTS' CAPITAL
              For the years ended December 31, 2000, 1999 and 1998

                                                   Managing        Special         Class A Beneficiaries
                                                   Trustee      Beneficiary     ----------------------------
                                                   Amount          Amount        Interests         Amount
                                                ------------    ------------    ------------    ------------
Balance at December 31, 1997 .................  $    (12,052)   $    (92,015)        483,816    $  8,357,529
    Net income (loss) - 1998 .................         7,947          76,350              --              --
    Unrealized loss on investment
     securities - affiliate ..................          (708)             --              --              --
     Less: reclassification adjustment for
        write-down of investment securities -
        affiliate ............................         1,861              --              --              --
                                                ------------    ------------    ------------    ------------
  Comprehensive income (loss) ................         9,100          76,350              --              --
                                                ------------    ------------    ------------    ------------
  Cash distributions declared ................       (13,836)       (114,147)             --        (790,280)
  Acquisition of treasury interests, at cost..            --              --          (1,800)             --
                                                ------------    ------------    ------------    ------------
Balance at December 31, 1998 .................       (16,788)       (129,812)        482,016       7,567,249
    Net income - 1999 ........................        35,081         280,187              --         563,384
    Unrealized gain on investment securities             391             416              --           3,791
                                                ------------    ------------    ------------    ------------
  Comprehensive income .......................        35,472         280,603              --         567,175
                                                ------------    ------------    ------------    ------------
  Cash distributions declared ................       (50,177)       (413,962)             --      (1,962,811)
                                                ------------    ------------    ------------    ------------
Balance at December 31, 1999 .................       (31,493)       (263,171)        482,016       6,171,613
    Net income - 2000 ........................        18,029         149,872              --              --
    Less: reclassification of unrealized gain.           (50)           (416)             --          (3,789)
    Unrealized gain (loss) on investment
       securities ............................          (296)          1,572              --         (48,007)
                                                ------------    ------------    ------------    ------------
  Comprehensive income (loss) ................        17,683         151,028              --         (51,796)
                                                ------------    ------------    ------------    ------------
Balance at December 31, 2000 .................  $    (13,810)   $   (112,143)        482,016    $  6,119,817
                                                ============    ============    ============    ============

                                                    Class B Beneficiaries
                                                 ---------------------------      Treasury
                                                  Interests        Amount         Interests        Total
                                                 ------------   ------------    ------------    ------------
Balance at December 31, 1997 .................        826,072   $  3,728,691    $   (620,011)   $ 11,362,142
    Net income (loss) - 1998 .................             --       (585,535)             --        (501,238)
    Unrealized loss on investment
     securities - affiliate ..................             --        (70,065)             --         (70,773)
     Less: reclassification adjustment for
        write-down of investment securities -
        affiliate ............................             --        184,244              --         186,105
                                                 ------------   ------------    ------------    ------------
  Comprehensive income (loss) ................             --       (471,356)             --        (385,906)
                                                 ------------   ------------    ------------    ------------
  Cash distributions declared ................             --     (1,728,775)             --      (2,647,038)
  Acquisition of treasury interests, at cost..             --             --         (14,400)        (14,400)
                                                 ------------   ------------    ------------    ------------
Balance at December 31, 1998 .................        826,072      1,528,560        (634,411)      8,314,798
    Net income - 1999 ........................             --        395,163              --       1,273,815
    Unrealized gain on investment securities               --         34,519              --          39,117
                                                 ------------   ------------    ------------    ------------
  Comprehensive income .......................             --        429,682              --       1,312,932
                                                 ------------   ------------    ------------    ------------
  Cash distributions declared ................             --     (2,981,793)             --      (5,408,743)
                                                 ------------   ------------    ------------    ------------
Balance at December 31, 1999 .................        826,072     (1,023,551)       (634,411)      4,218,987
    Net income - 2000 ........................             --        582,322              --         750,223
    Less: reclassification of unrealized gain.             --           (787)             --          (5,042)
    Unrealized gain (loss) on investment
       securities ............................             --          6,103              --         (40,628)
                                                 ------------   ------------    ------------    ------------
  Comprehensive income (loss) ................             --        587,638              --         704,553
                                                 ------------   ------------    ------------    ------------
Balance at December 31, 2000 .................        826,072   $   (435,913)   $   (634,411)   $  4,923,540
                                                 ============   ============    ============    ============

    The accompanying notes are an integral part of these financial statements

                             AFG Investment Trust A

                             STATEMENT OF CASH FLOWS
              For the years ended December 31, 2000, 1999 and 1998

                                                             2000           1999            1998
                                                          -----------    -----------    -----------
Cash flows provided by (used in) operating activities:
Net income (loss) .....................................   $   750,223    $ 1,273,815    $  (501,238)
Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating activities:
     Depreciation .....................................       193,867        723,775      2,052,750
     Accretion of bond discount .......................        (1,626)          (370)            --
     Gain on sale of investment securities ............       (17,524)            --             --
     (Gain) loss on sale of equipment .................      (429,534)      (752,100)       256,890
     Loss from interest in EFG Kirkwood ...............        47,550             --             --
     Write-down of investment securities - affiliate ..            --             --        186,105
Changes in assets and liabilities:
   Decrease (increase) in:
     Rents receivable .................................        (3,028)       186,692        344,721
     Accounts receivable - affiliate ..................        26,045        (13,671)       234,250
     Guarantee fee receivable .........................       (25,142)            --             --
     Interest receivable ..............................         1,899         (3,681)            --
     Other assets .....................................          (190)            --             --
   Increase (decrease) in:
     Accrued interest .................................          (551)          (547)       (28,311)
     Accrued liabilities ..............................        35,767        (66,340)       106,950
     Accrued liabilities - affiliate ..................         4,947          1,290        (23,674)
     Deferred rental income ...........................       (20,444)        16,734        (69,511)
                                                          -----------    -----------    -----------
        Net cash provided by operating activities .....       562,259      1,365,597      2,558,932
                                                          -----------    -----------    -----------

Cash flows provided by (used in) investing activities:
     Purchase of equipment ............................            --             --        (15,246)
     Proceeds from equipment sales ....................     1,560,429      1,526,284        629,841
     Investments - other ..............................       (52,768)            --             --
     Interest in EFG Kirkwood .........................      (321,839)      (676,700)            --
     Other assets .....................................      (120,000)            --             --
     Purchase of investment securities ................            --       (103,132)            --
     Proceeds from sale of investment securities ......       122,652             --             --
                                                          -----------    -----------    -----------
        Net cash provided by investing activities .....     1,188,474        746,452        614,595
                                                          -----------    -----------    -----------

Cash flows provided by (used in) financing activities:
     Purchase of treasury interests ...................            --             --        (14,400)
     Restricted cash ..................................            --      1,343,053      1,263,443
     Principal payments - notes payable ...............      (102,726)      (204,846)    (1,481,624)
     Distributions paid ...............................    (3,900,000)    (1,689,445)    (2,661,642)
                                                          -----------    -----------    -----------
        Net cash used in financing activities .........    (4,002,726)      (551,238)    (2,894,223)
                                                          -----------    -----------    -----------

Net (decrease) increase in cash and cash equivalents ..    (2,251,993)     1,560,811        279,304
Cash and cash equivalents at beginning of year ........     5,016,965      3,456,154      3,176,850
                                                          -----------    -----------    -----------
Cash and cash equivalents at end of year ..............   $ 2,764,972    $ 5,016,965    $ 3,456,154
                                                          ===========    ===========    ===========

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest ...........   $    57,774    $    51,350    $   121,947
                                                          ===========    ===========    ===========

     See Note 4 to the financial statements regarding the Trust's carrying value of its investment securities - affiliate.


    The accompanying notes are an integral part of these financial statements

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                December 31, 2000

NOTE 1 - ORGANIZATION AND TRUST MATTERS
---------------------------------------

     AFG Investment Trust A (the "Trust") was organized as a Delaware business trust in accordance with the Delaware Business Trust Act on February 26, 1992 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Participants' (collectively, the Managing Trustee, Special Beneficiary, Class A Beneficiaries and Class B Beneficiaries) capital initially consisted of contributions of $1,000 from the Managing Trustee, AFG ASIT Corporation, $1,000 from the Special Beneficiary, Equis Financial Group Limited Partnership (formerly known as American Finance Group), a Massachusetts limited partnership ("EFG" or the "Advisor") and $100 from the Initial Beneficiary, AFG Assignor Corporation, a wholly-owned affiliate of EFG. The Trust issued an aggregate of 549,218 Beneficiary Interests (hereinafter referred to as Class A Interests) at a subscription price of $25.00 each ($13,730,450 in total) to 645 investors on May 29, 1992. On July 18, 1997, the Trust issued 826,072 Class B Interests at $5.00 each ($4,130,360 in total), of which (i) 822,863 interests are held by Equis II Corporation, an affiliate of EFG, and (ii) 3,209 interests are held by 7 Class A investors. The Trust repurchased 65,402 Class A Interests on October 10, 1997 using proceeds from the issuance of Class B Interests. On April 28, 1998, the Trust repurchased 1,800 additional Class A Interests. Accordingly, there are 482,016 Class A Interests currently outstanding. The Class A and Class B Interest holders are collectively referred to as the "Beneficiaries".

     The Trust has one Managing Trustee, AFG ASIT Corporation, a Massachusetts corporation, and one Special Beneficiary, Semele Group Inc. ("Semele"). Semele purchased the Special Beneficiary Interests from EFG during the fourth quarter of 1999. EFG continues to act as Advisor to the Trust and provides services in connection with the acquisition and remarketing of the Trust's assets. The Managing Trustee is responsible for the general management and business affairs of the Trust. AFG ASIT Corporation is a wholly owned subsidiary of Equis II Corporation and an affiliate of EFG. Equis II Corporation, which is also the owner of 822,863 Class B interests, is a wholly owned subsidiary of Semele. Except with respect to interested transactions, Class A Interests and Class B Interests have identical voting rights and, therefore, Equis II Corporation generally has control over the Trust on all matters on which the Beneficiaries may vote. With respect to interested transactions, holders of Class B Interests which are the Managing Trustee or any of its affiliates must vote their interests as a majority of the Class A Interests have been voted. Equis II Corporation is a wholly owned subsidiary of Semele. The Managing Trustee and the Special Beneficiary are not required to make any other capital contributions except as may be required under the Second Amended and Restated Declaration of Trust, as amended (the "Trust Agreement").

     Significant operations commenced May 29, 1992 when the Trust made its initial equipment purchase. Pursuant to the Trust Agreement, each distribution of Distributable Cash From Operations and Distributable Cash From Sales or Refinancings of the Trust is made 90.75% to the Beneficiaries, 8.25% to the Special Beneficiary and 1% to the Managing Trustee.

     Under the terms of the Advisory Agreement between the Trust and EFG, management services are provided by EFG to the Trust at fees, which the Managing Trustee believes to be competitive for similar services. In addition, the Managing Trustee receives a fee for services provided related to the Trust's non-equipment assets, other than cash. (See Note 6.)

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Cash Equivalents and Investment Securities
------------------------------------------

     The Trust considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. From time to time, the Trust invests excess cash with large institutional banks in federal agency discount notes and repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying agreements are book entry securities. At December 31, 2000, the Trust had $2,647,156 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

     Investment securities consist of equity securities and debt securities that are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of participants' capital. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income on the accompanying Statement of Operations.

Revenue Recognition
-------------------

     Effective January 1, 2000, the Trust adopted the provisions of Securities Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements. The adoption of SAB No. 101 had no impact on the Trust's financial statements.

     Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Trust may enter primary-term, renewal or re-lease agreements which expire beyond the Trust's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Trust's business activities as the Managing Trustee and the Advisor would seek to sell the then remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. Future minimum rents of $371,426 are due as follows:

       For the year ending December 31, 2001...........  $     187,638
                                        2002...........        182,149
                                        2003...........          1,639
                                                         -------------

                                           Total.......  $     371,426
                                                         =============

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                         2000                 1999                  1998
                                                     -------------        -------------        -------------
Montgomery Ward & Company Inc...................     $     252,456        $     252,456        $     384,305
Reno Air, Inc...................................     $     159,904        $     153,980        $          --

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

                                                         2000                 1999                  1998
                                                     -------------        -------------        -------------
General Motors Corporation......................     $     141,111        $     164,458        $          --
Alliant Techsystems.............................     $          --        $     113,555        $          --
H.E.Butt Grocery Company........................     $          --        $     104,731        $     270,831
Comair, Incorporated............................     $          --        $          --        $     449,625

     The leases with Montgomery Ward & Company Inc. expired on December 31, 2000 and the equipment was sold in 2001.

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

Depreciation
------------

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

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

Investment Securities - Affiliate - at Fair Market Value
--------------------------------------------------------

     The Trust's investment in Semele stock is considered to be available-for-sale and as such is carried at fair value with unrealized gains and losses reported as a separate component of Participant's Capital. Other-than-temporary declines in market value are recorded as write-down of investment securities - affiliate in the Statement of Operations.

Impairment of Long-Lived Assets
-------------------------------

        The carrying value of long-lived assets, including equipment, will be reviewed for impairment whenever events or changes in circumstances indicate that the recorded value cannot be recovered from undiscounted future cash flows.

Accrued Liabilities - Affiliate
-------------------------------

     Unpaid fees and operating expenses paid by EFG on behalf of the Trust and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (See Note 6).

Contingencies
-------------

        The Trust's policy is to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Trust has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Trust recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is probable.

Allocation of Net Income or Loss
--------------------------------

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

     The allocation of net income or loss pursuant to the Trust Agreement for income tax purposes differs from the foregoing and is based upon government rules and regulations for federal income tax reporting purposes and assumes, for each income tax reporting period, the liquidation of all of the Trust's assets and the subsequent distribution of all available cash to the Participants. For income tax purposes, the Trust adjusts its allocations of income and loss to the Participants so as to cause their tax capital account balances at the end of the reporting period to be equal to the amount that would be distributed to them at such that in the event of a liquidation and dissolution of the Trust. This methodology does not consider the costs attendant to liquidation or whether the Trust intends to have future business operations.

Accumulated Other Comprehensive Income
--------------------------------------

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", effective in 1998, requires the disclosure of comprehensive income (loss) to reflect changes in participants' capital that result from transactions and economic events from non-owner sources. Accumulated other comprehensive income (loss) for the years ended December 31, 2000, 1999 and 1998 represents the Trust's unrealized gains (losses) on the investment in Semele stock and other investment securities:

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

                                                     2000         1999         1998
                                                   ---------    ---------   ---------
Beginning balance ..............................   $  39,117    $      --   $(115,332)
Less: reclassification adjustments for
  unrealized gain on investment securities......      (5,042)          --          --
Adjustments related to the Trust's investment
   in Semele and other investment securities ...     (74,703)      39,117     115,332
                                                   ---------    ---------   ---------
Ending balance .................................   $ (40,628)   $  39,117   $      --
                                                   =========    =========   =========

Net Income and Cash Distributions Per Beneficiary Interest
----------------------------------------------------------

     Net income and cash distributions per Class A Interest in 2000 and 1999 are based on 482,016 Class A Interests outstanding. Net income and cash distributions per Class A Interest in 1998 are based on 483,816 Class A Interests outstanding during the period January 1, 1998 through April 27, 1998 and 482,016 Class A Interests outstanding during the period April 28, 1998 through December 31, 1998. Net income and cash distributions per Class B Interest are based on 826,072 Class B Interests outstanding during the years ended December 31, 2000, 1999 and 1998. For each of the aforementioned periods, net income and cash distributions per Beneficiary Interest are computed after allocation of the Managing Trustee's and Special Beneficiary's shares of net income and cash distributions.

Provision for Income Taxes
--------------------------

     No provision or benefit from income taxes is included in the accompanying financial statements. The Participants are responsible for reporting their proportionate shares of the Trust's taxable income or loss and other tax attributes on their separate tax returns.

NOTE 3 - EQUIPMENT
------------------

     The following is a summary of equipment owned by the Trust at December 31, 2000. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 2000 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                                           Remaining
                                                          Lease Term       Equipment
                    Equipment Type                          (Months)        at Cost           Location
------------------------------------------------------    -----------   ----------------  ------------------------

Communications........................................        0        $       1,802,423  AL/AR/AZ/CA/CO/FL/
                                                                                          GA/IA/ID/IL/IN/KS/KY/
                                                                                          LA/MD/MI/MN/MO/MT/
                                                                                          NC/ND/NE/NH/NM/NV/
                                                                                          NY/OH/OK/OR/PA/SC/
                                                                                          TN/TX/VA/VT/WA/WI/ WV/WY
Aircraft..............................................        24               1,239,741  NV
Materials handling....................................       0-24              1,131,631  AR/CA/IA/MI/NC/NY/OH/PA/SC/TX/WV
Computer and peripherals..............................        0                  214,788  WI
Construction and mining...............................        24                 137,342  MI/PA
                                                                       -----------------
     Total equipment cost.............................                         4,525,925
     Accumulated depreciation.........................                         3,455,548
                                                                       -----------------
     Equipment, net of accumulated depreciation.......                 $       1,070,377
                                                                       =================

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

     In certain cases, the cost of the Trust's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 2000, the Trust's equipment portfolio included equipment having a proportionate original cost of $3,480,456, representing approximately 77% of total equipment cost.

     Certain of the Trust's equipment and related lease terms were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $1,240,000 and a net book value of approximately $959,000 at December 31, 2000 (see Note
7).

     Generally, the costs associated with maintaining, insuring and operating the Trust's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Trust.

     As equipment is sold to third parties, or otherwise disposed of, the Trust recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment will be dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 2000, equipment held for sale or re-lease was fully-depreciated and had an original cost of approximately $239,000. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above includes equipment being leased on a month-to-month basis.

NOTE 4 - INVESTMENT SECURITIES - AFFILIATE AND NOTE RECEIVABLE - AFFILIATE
--------------------------------------------------------------------------

     As a result of an exchange transaction in 1997, the Trust became the beneficial owner of 20,969 shares of Semele common stock and holds a beneficial interest in a note from Semele (the "Semele Note") of $462,353.

     In accordance with the Financial Accounting Standard Board's Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", investment equity securities classified as available-for-sale are required to be carried at fair value. During the year ended December 31, 1998, the Trust decreased the carrying value of its investment in Semele common stock to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998) resulting in an unrealized loss in 1998 of $70,773. This loss was reported as a component of comprehensive loss, included in the Statement of Changes in Participants' Capital. At December 31, 1998, the Managing Trustee determined that the decline in market value of the Semele common stock was other-than-temporary. As a result, the Trust wrote down the cost of the Semele stock to $4.125 per share for a total realized loss of $186,105 in 1998.

     During the year ended December 31, 1999, the Trust increased the carrying value of its investment in Semele common stock to $5.75 per share (the quoted price on the NASDAQ Small Cap market at December 31, 1999), resulting in an unrealized gain in 1999 of $34,075. During the year ended December 31, 2000, the Trust decreased the carrying value of its investment in Semele common stock to $3.8125 per share (the quoted price of the Semele stock on NASDAQ Small Cap market at the date the stock traded closest to December 31, 2000), resulting in an unrealized loss of $40,628. The gain in 1999 and the loss in 2000 were each reported as a component of comprehensive income, included in the Statement of Changes in Participants' Capital.

     The Semele Note matures in April 2003 and bears an annual interest rate of 10% with mandatory principal reductions prior to maturity, if and to the extent that net proceeds are received by Semele from the sale or refinancing of its principal real estate asset consisting of an undeveloped 274-acre parcel of land near Malibu, California. The Trust recognized interest income of $46,235 on the Semele Note in each of the years ended December 31, 2000, 1999 and 1998, respectively.

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

NOTE 5 - INTEREST IN EFG KIRKWOOD
---------------------------------

     On May 1, 1999, the Trust and three affiliated trusts (collectively the "Trusts") and Semele formed a joint venture, EFG Kirkwood LLC ("EFG Kirkwood"), for the purpose of acquiring preferred and common stock interests in Kirkwood Associates Inc. ("KAI"). The Trusts purchased Class A membership interests in EFG Kirkwood and Semele purchased Class B membership interests in EFG Kirkwood. Generally, the Class A interest holders are entitled to certain preferred returns prior to distribution payments to the Class B interest holder. The Trusts collectively own 100% of the Class A membership interests in EFG Kirkwood and Semele owns 100% of the Class B membership interests. The Trusts' interests in EFG Kirkwood constitute 50% of the voting securities of that entity under the operating agreement for the LLC, which gives equal voting rights to Class A and Class B membership interests. The Managing Trustee is the manager of EFG Kirkwood.

     On April 30, 2000, KAI's ownership interests in certain assets and substantially all of its liabilities were transferred to Mountain Resort Holdings LLC ("Mountain Resort"). On May 1, 2000, EFG Kirkwood exchanged its interest in KAI's common and preferred stock for corresponding pro-rata membership interests in Mountain Resort. EFG Kirkwood holds approximately 37.9% of the membership interests in Mountain Resort. Mountain Resort, through four wholly owned subsidiaries, owns and operates the Kirkwood Mountain Resort, a ski resort located in northern California, a public utility that services the local community, and land that is held for residential and commercial development. The Trust holds a 9.3% membership interest in EFG Kirkwood and correspondingly holds 10% of EFG Kirkwood's Class A voting rights.

     Subsequent to making its ownership interest in Mountain Resort, EFG Kirkwood acquired 50% of the membership interests in Mountain Springs Resorts LLC ("Mountain Springs"). Mountain Springs, through a wholly owned subsidiary, owns 80% of the common stock and 100% of the Class B Preferred stock in an entity that owns the Purgatory Ski resort in Durango, Colorado.

     The Trust's ownership interest in EFG Kirkwood had an original cost of $998,539; including a 1% acquisition fee ($9,887) paid to EFG. The Trust's ownership interest in EFG Kirkwood is accounted for on the equity method and the Trust recorded a loss of $47,550 for the year ended December 31, 2000 representing its pro-rata share of the losses of EFG Kirkwood.

     Through its 9.3% interest in EFG Kirkwood, the Trust indirectly owns interests in two ski resort operating companies, DSC/Purgatory LLC and Mountain Resort. EFG Kirkwood owns a 40% interest in DSC/Purgatory LLC and a 37.9% interest in Mountain Resort Holdings LLC and accounts for its interests using the equity method of accounting. As the ski resort operating companies effectively comprise the entire financial position and operating results of EFG Kirkwood, the following summarized financial information is presented on the combined ski resort operating companies:

(In thousands)                                                     (Unaudited)
                                                                   December 31,
                                                             ------------------------
                                                                 2000        1999
                                                             -----------  -----------
Assets (primarily real estate and plant) .................   $    77,168  $    64,043
Liabilities (primarily borrowings) .......................        43,134       48,207
                                                             -----------  -----------

Members' equity ..........................................   $    34,034  $    15,836
                                                             ===========  ===========

(In thousands)                                                     (Unaudited)
                                                              Year Ended December 31,
                                                             ------------------------
                                                                 2000        1999
                                                             -----------  -----------

Revenues .................................................   $    42,827  $    33,538
Operating Costs ..........................................        25,586       23,570
Other Costs ..............................................        18,474       12,273
                                                             -----------  -----------

Net Loss .................................................   $    (1,233) $    (2,305)
                                                             ===========  ===========

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

NOTE 6 - RELATED PARTY TRANSACTIONS
-----------------------------------

     All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 2000, 1999 and 1998 which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:

                                            2000          1999           1998
                                         -----------   -----------   -----------
Acquisition fees .....................   $     3,709   $     7,750   $       151
Management fees ......................        43,495        54,391        98,100
Administrative charges ...............       118,452       119,166        68,280
Reimbursable operating expenses
     due to third parties ............       217,668       192,174       255,562
                                         -----------   -----------   -----------
                             Total....   $   383,324   $   373,481   $   422,093
                                         ===========   ===========   ===========

     As provided under the terms of the Trust Agreement, EFG is compensated for its services to the Trust. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG was compensated by an amount equal to .28% of Asset Base Price paid by the Trust for each asset acquired for the Trust's initial asset portfolio. For acquisition services during the initial reinvestment period, which expired on May 29, 1996, EFG was compensated by an amount equal to 3% of Asset Base Price paid by the Trust. In connection with a Solicitation Statement and consent of Beneficiaries in 1998, the Trust's reinvestment provisions were reinstated through December 31, 2001 and the Trust was permitted to invest in assets other than equipment. Acquisition fees paid to EFG in connection with such equipment reinvestment assets are equal to 1% of Asset Base Price paid by the Trust. For management services, EFG is compensated by an amount equal to (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Trust with respect to equipment acquired on or prior to March 31, 1998. For management services earned in connection with equipment acquired on or after April 1, 1998, EFG is compensated by an amount equal to 2% of gross lease rental revenue received by the Trust. For non-equipment assets other than cash, the Managing Trustee receives an annualized management fee of 1% of such assets under management. Compensation to EFG for services connected to the remarketing of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or
(ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and this fee and the other fees described above are subject to certain limitations defined in the Trust Agreement.

     Administrative charges represent amounts owed to EFG, pursuant to Section 10.4(c) the Trust Agreement, for persons employed by EFG who are engaged in providing administrative services to the Trust. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Trust which are reimbursed to EFG at actual cost.

     All equipment was purchased from EFG, one of its Affiliates or from third-party sellers. The Trust's Purchase Price is determined by the method described in Note 2, "Equipment on Lease".

     All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At December 31, 2000, the Trust was owed $58,585 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in January 2001.

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

     Old North Capital Limited Partnership ("ONC"), a Massachusetts limited partnership formed in 1995, owns 1,702 Class A Interests or less than 1% of the total outstanding Class A Interests of the Trust. The general partner of ONC is controlled by Gary D. Engle and the limited partnership interests of ONC are owned by Semele. Gary D. Engle is Chairman and Chief Executive Officer of Semele. James A. Coyne, Executive Vice President of EFG, is Semele's President and Chief Operating Officer. Mr. Engle and Mr. Coyne are both members of the Board of Directors of, and own significant stock in, Semele.

NOTE 7 - NOTES PAYABLE
----------------------

     Notes payable at December 31, 2000 consisted of an installment note of $553,728 payable to an institutional lender. The note bears a fluctuating interest rate based on LIBOR (approximately 6.7% at December 31, 2000) plus a margin. The installment note is non-recourse and is collateralized by the Trust's interest in an aircraft leased to Reno Air, Inc. and the assignment of the related lease payments. The Trust has a balloon payment obligation of $282,421 at the expiration of the related lease term.

        The annual maturities of the note payable is as follows:

        For the year ending December 31, 2001...........  $     123,017
                                         2002...........        148,290
                                         2003...........        282,421
                                                          -------------

                                              Total.....  $     553,728
                                                          =============

     Management believes that the carrying amount of the note payable approximates fair value at December 31, 2000 based on its experience and understanding of the market for instruments with similar terms.

NOTE 8 - INCOME TAXES
---------------------

     The Trust is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Trust.

     For financial statement purposes, the Trust allocates net income quarterly first, to eliminate any Participant's negative capital account balance and second, 1% to the Managing Trustee, 8.25% to the Special Beneficiary and 90.75% collectively to the Class A and Class B Beneficiaries. The latter is allocated proportionately between the Class A and Class B Beneficiaries based upon the ratio of cash distributions declared and allocated to the Class A and Class B Beneficiaries during the period (excluding $391,034 Class A special cash distributions paid in 1999 and $1,263,443 Class B capital distributions paid in
1998). Net losses are allocated quarterly first, to eliminate any positive capital account balance of the Managing Trustee, the Special Beneficiary and the Class B Beneficiaries; second, to eliminate any positive capital account balances of the Class A Beneficiaries; and third, any remainder to the Managing Trustee. This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Trust Agreement. For income tax purposes, the Trust allocates net income or net loss in accordance with the provisions of such agreement. Pursuant to the Trust Agreement, upon dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. At December 31, 2000, the Managing Trustee had a positive tax capital account balance.

     The following is a reconciliation between net income (loss) reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000, 1999 and 1998:

                             AFG Investment Trust A
                        Notes to the Financial Statements

                                   (Continued)

                                                 2000           1999           1998
                                              -----------    -----------    -----------
Net income (loss) .........................   $   750,223    $ 1,273,815    $  (501,238)
     Financial statement depreciation (less
       than) in excess of tax depreciation        (57,808)       207,233      1,076,559
     Tax gain (loss) in excess of book
       gain (loss) on sale ................     1,090,949        726,842        351,721
     Deferred rental income ...............       (20,444)        16,734        (69,511)
     Other ................................       (35,456)        (9,220)       195,325
                                              -----------    -----------    -----------
Net income for federal income tax
     reporting purposes ...................   $ 1,727,464    $ 2,215,404    $ 1,052,856
                                              ===========    ===========    ===========

     The following is a reconciliation between participants' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000 and 1999:

                                                                     2000           1999
                                                                  -----------    -----------
Participants' capital .........................................   $ 4,923,540    $ 4,218,987
     Unrealized (gain) loss on investment securities ..........        40,628        (39,117)
     Add back selling commissions and organization
         and offering costs ...................................     1,340,697      1,340,697
     Add deferred step-up of capital basis ....................        11,065         11,065
     Financial statement distributions in excess of
         tax distributions ....................................            --      3,905,449
     Realized loss on investment securities - affiliate .......       186,105        186,105
     Cumulative difference between federal income tax
         and financial statement income (loss) ................      (800,592)    (1,777,833)
                                                                  -----------    -----------
Participants' capital for federal income tax reporting purposes   $ 5,701,443    $ 7,845,353
                                                                  ===========    ===========

     Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent temporary differences.

NOTE 9 - LEGAL PROCEEDINGS
--------------------------

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

     On May 26, 1999, the Court issued its Order and Final Judgment approving settlement of the Class Action Lawsuit with respect to claims asserted by the Plaintiffs on behalf of the sub-class that includes the Trust. Claims involving the second sub-class, not including the Trust, remain pending. As a result of the settlement, the Trust declared a special cash distribution of $413,247, including legal fees for Plaintiffs' counsel of $22,213, that was paid in July 1999 ($0.81 per unit, net of legal fees). In addition, the parent company of the Managing Trustee, Equis II Corporation, agreed to commit $929,806 of its Class B Capital Contributions (paid in connection with its purchase of Class B Interests in July 1997) to the Trust for the Trust's investment purposes. In the absence of this commitment, Equis II Corporation would have been entitled to receive a Class B Capital Distribution for this amount pursuant to the Trust Agreement, as amended. The Trust's share of legal fees and expenses related to the Class Action Lawsuit, including the fees for Plaintiff's counsel referenced above, was estimated to be approximately $88,000, all of which was expensed by the Trust in 1998.

NOTE 10 - GUARANTY AGREEMENT
----------------------------

      On March 8, 2000, the Trust and three affiliated trusts (collectively, the "Trusts") entered into a guaranty agreement whereby the Trusts, jointly and severally, have guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, a newly-formed Delaware company that is controlled by Gary D. Engle, President and Chief Executive Officer of EFG, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). The lease payments of Echelon Commercial LLC to Heller are supported by lease payments to Echelon Commercial LLC from various sub-lessees who are parties to commercial and residential lease agreements under the master lease agreement. The guarantee of lease payments by the Trusts was capped at a maximum of $34,500,000, excluding expenses that could result in the event that Echelon Commercial LLC experiences a default under the terms of the master lease agreement.

      As a result of principal reductions on the average guarantee amount, an amended and restated agreement was entered into in December 2000, that reduced the guaranteed amount among the Trusts. At December 31, 2000, the Trust is responsible for 7% of the current guaranteed amount of $7,000,000, or $490,000. In consideration for its guarantee, the Trust will receive an annualized fee equal to 4% of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. The Trust will receive minimum aggregate fees for its guarantee of not less than $70,000, excluding interest. During the year ended December 31, 2000, the Trust received an upfront cash fee of $35,000 and recognized a total of $60,143 in income related to this guaranty fee. The guaranty fee is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 2000.

NOTE 11 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)
-----------------------------------------------------

     The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999:

                                               Three Months Ended
                          --------------------------------------------------------------
                           March 31,    June 30,   September 30, December 31,   Total
                          ----------   ----------  ------------- ------------ ----------

              2000
              ----
Lease revenue .........   $  185,956   $  211,709   $  157,025   $  150,423   $  705,113
Net income ............   $  166,532   $  377,833   $  119,668   $   86,190   $  750,223
Net income  per
  Beneficiary Interest:
     Class A Interests    $       --   $       --   $       --   $       --   $       --
     Class B Interests    $     0.16   $     0.35   $     0.11   $     0.08   $     0.70

----------------------------------------------------------------------------------------

              1999
              ----

Lease revenue .........   $  311,913   $  312,097   $  213,021   $  240,732   $1,077,763
Net income ............   $  294,548   $  697,694   $  130,092   $  151,481   $1,273,815
Net income per
  Beneficiary Interest:
     Class A Interests    $     0.15   $     0.85   $     0.17   $       --   $     1.17
     Class B Interests    $     0.04   $     0.25   $     0.05   $     0.14   $     0.48

     Net income during the three months ended June 30, 2000 includes a gain of approximately $313,000 related to the sale of the Trust's SASB SF340A aircraft formerly leased to Comair, Inc.

     Net income during the three months ended June 30, 1999 includes gains of approximately $323,000 on sales of equipment.

NOTE 12 - SEGMENT REPORTING
---------------------------

Segment Reporting
-----------------

     The Trust has two principal operating segments: 1) Equipment Leasing and 2) Real Estate Ownership, Development & Management. The Equipment Leasing segment includes the management of the Trust's equipment lease portfolio. The Real Estate segment includes the ownership, management and development of commercial properties, recreational properties, condominiums, interval ownership units, townhomes, single family homes and land sales included in the trust's ownership interest in EFG Kirkwood.

      The Trust's reportable segments offer different products or services and are managed separately because each requires different operating strategies and management expertise. There are no material intersegment sales or transfers.

      Segment information for the years ended December 31, 2000, 1999 and 1998 is summarized below. The accounting policies of the segments are the same as those described in Note 2 of the accompanying financial statements. See Note 2 of the accompanying financial statements for individual lessees, which accounted for more than 10% of the Trust's revenues during the years ended December 31, 2000, 1999 or 1998.

                                            Years ended December 31,
                                      ---------------------------------------
                                         2000          1999          1998
                                      -----------   -----------   -----------
Total Income:
   Equipment Leasing ..............   $ 1,428,478   $ 2,414,124   $ 2,253,195
   Real Estate ....................            --            --            --
                                      -----------   -----------   -----------
      Total .......................   $ 1,428,478   $ 2,414,124   $ 2,253,195

Operating Expenses, Management Fees
   And Other Expenses:
   Equipment Leasing ..............   $   370,666   $   361,958   $   608,047
   Real Estate ....................        56,499         3,773            --
                                      -----------   -----------   -----------
      Total .......................   $   427,165   $   365,731   $   608,047

Interest Expense:
   Equipment Leasing ..............   $    57,223   $    50,803   $    93,636
   Real Estate
                                      -----------   -----------   -----------
      Total .......................   $    57,223   $    50,803   $    93,636

Depreciation Expense:
   Equipment Leasing ..............   $   193,867   $   723,775   $ 2,052,750
   Real Estate
                                      -----------   -----------   -----------
      Total .......................   $   193,867   $   723,775   $ 2,052,750

Net Income (loss) .................   $   750,223   $ 1,273,815   $  (501,238)

Capital Expenditures:
   Equipment Leasing ..............   $   120,000   $   103,102   $    15,246
   Real Estate.....................       321,839       676,700            --
                                      -----------   -----------   -----------
                                      $   441,839   $        --   $    14,246
                                      ===========   ===========   ===========

Capital Expenditures:
   Equipment Leasing ..............   $ 4,670,780   $ 8,193,523   $ 9,500,445
   Real Estate.....................       950,989       676,700            --
                                      -----------   -----------   -----------
                                      $ 5,591,769   $ 8,870,223   $ 9,500,445
                                      ===========   ===========   ===========

Results of Operations
---------------------

Equipment Leasing
-----------------

     For the year ended December 31, 2000, the Trust recognized lease revenue of $705,113 compared to $1,077,763 and $2,181,506 for the years ended December 31, 1999 and 1998, respectively. The decrease in lease revenue resulted principally from lease term expirations and the sale of equipment. The level of lease revenue to be recognized by the Trust in the future may be impacted by future reinvestment; however, the extent of such impact cannot be determined at this time. Future lease term expirations and equipment sales will result in a reduction in lease revenue recognized.

     The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by Equis Financial Group Limited Partnership, a Massachusetts limited partnership ("EFG") or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     Interest income for the year ended December 31, 2000 was $216,164 compared to $323,145 and $328,579 for the years ended December 31, 1999 and 1998, respectively. Interest income is typically generated from temporary investment of rental receipts and equipment sales proceeds in short-term instruments. The amount of future interest income is expected to fluctuate as a result of changing interest rates, the collection of lease revenue, and the proceeds from equipment sales, among other factors. Interest income included $46,235 in each of 2000, 1999 and 1998, earned on the note receivable from Semele (the "Semele Note"). The Semele Note is scheduled to mature in April 2003. (See also Note 4 to the accompanying financial statements.) In addition, the Trust distributed $3,900,000 in January 2000 that resulted in a reduction of cash available for investment. See Note 12 - Subsequent Event, to the accompanying financial statements regarding reinvestment in 2001.

     On March 8, 2000, the Trust and three affiliated trusts entered into a guaranty agreement whereby the trusts, jointly and severally, guaranteed the payment obligations under a master lease agreement between Echelon Commercial LLC, as lessee, and Heller Affordable Housing of Florida, Inc., and two other entities, as lessor ("Heller"). (See Note 10 in the accompanying financial statements.) In consideration for its guarantee, the Trust will receive an annualized fee equal to 4% of the average guarantee amount outstanding during each quarterly period. Accrued but unpaid fees will accrue and compound interest quarterly at an annualized interest rate of 7.5% until paid. During the year ended December 31, 2000, the Trust received an upfront cash fee of $35,000 and recognized a total of $60,143 in income related to this guaranty fee. The guaranty fee is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 2000.

     The Trust received $261,116 in 1999 as a breakage fee from a third-party seller in connection with a transaction for new investments that was canceled by the seller during the first quarter of 1999. This amount is reflected as Other Income on the accompanying Statement of Operations for the year ended December 31, 1999.

     During the year ended December 31, 2000, the Trust sold investment securities having a book value of $110,170, resulting in a gain, for financial reporting purposes of $12,482.

     During the year December 31, 2000, the Trust sold equipment having a net book value of $1,130,895 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes of $429,534. During the year ended December 31, 1999, the Trust sold equipment having a net book value of $774,184 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $752,100 compared to a net loss of $256,890 in 1998 on equipment having a net book value of $886,731.

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

     Depreciation expense was $193,867, $723,775, and $2,052,750 for the years ended December 31, 2000, 1999 and 1998, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Interest expense was $57,223, $50,803, and $93,636 for the years ended December 31, 2000, 1999, and 1998, respectively. Interest expense will decrease in the future as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

     Management fees related to equipment leasing were $34,546, $50,618, and $98,100 during the years ended December 31, 2000, 1999 and 1998, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases, subject to certain limitations (see Note 6 to the accompanying financial statements).

     Write-down of investment securities-affiliate was $186,105 for the year ended December 31, 1998. The Managing Trustee determined that the decline in market value of its Semele common stock was other-than-temporary at December 31, 1998. As a result, the Trust wrote down the cost of the Semele common stock from $15 per share to $4.125 per share (the quoted price of the Semele stock on NASDAQ at December 31, 1998). See further discussion below.

     Operating expenses were $336,120, $311,340, and $323,842 for the years ended December 31, 2000, 1999 and 1998, respectively. Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Real Estate
-----------

     Management fees for non-equipment assets were $8,949 and $3,773 for the years ended December 31, 2000 and 1999, respectively. There were no non-equipment management fees paid by the Trust for the year ended December 31, 1998. Management fees for non-equipment assets, excluding cash, are 1% of such assets under management.

     For the year ended December 31, 2000, the Trust recorded a loss of $47,550 on its ownership interest in EFG Kirkwood. This loss represents the Trust's share of the losses of EFG Kirkwood recorded under the equity method of accounting. (See Note 5 to the accompanying financial statements).

     As of both December 31, 2000 and 1999, the Trust's real estate represents an ownership interest in EFG Kirkwood.

NOTE 13 - SUBSEQUENT EVENT
--------------------------

     In December 2000, the Trust and three affiliated Trusts (collectively, the "Trusts") formed MILPI Holdings, LLC ("MILPI"), which formed MILPI Acquisition Corp. ("MILPI Acquisition"), a wholly owned subsidiary of MILPI. The Trusts collectively paid $1.2 million for their membership interests in MILPI and MILPI purchased the common stock of MILPI Acquisition for an aggregate purchase price of $1.2 million. MILPI Acquisition entered into a definitive agreement (the "Agreement") with PLM International, Inc. ("PLM"), an equipment leasing and asset management company, for the purpose of acquiring up to 100% of the outstanding common stock of PLM, for an approximate purchase price of $27 million. In connection with the acquisition, on December 29, 2000, MILPI Acquisition commenced a tender offer to purchase any and all of PLM's outstanding common stock.

     Pursuant to the cash tender offer, MILPI Acquisition acquired 83% of the PLM common stock in February 2001 for a total purchase price of approximately $21.7 million. Under the terms of the Agreement, with the approval of the holders of 50.1% of the outstanding common stock of PLM, MILPI Acquisition will merge into PLM, with PLM being the surviving entity. PLM filed a proxy statement with the Securities and Exchange Commission (the "SEC") on February 9, 2001 for a special meeting of its shareholders to vote on the merger proposal. Because MILPI Acquisition owns 83% of the PLM common stock, its vote alone would be sufficient to assure the approval of the merger proposal at the special meeting and MILPI has agreed to vote all of its shares in favor of the merger proposal. Once the merger is approved, the Trusts would then jointly own 100% of the outstanding common stock of PLM through their 100% interest in MILPI. However, completion of the SEC staff's review of the proxy statement for approval of the merger is dependent in part on the satisfactory resolution of the Trust's discussions with the staff regarding its possible status as an inadvertent investment company. If the merger is approved, the Trusts may be required to provide an additional $4.7 million to acquire the remaining 17% of PLM's outstanding common stock.

     The Trust has a 10% membership interest in MILPI and its share of the aggregate membership interests in MILPI at December 31, 2000 was $120,000. Equis II Corporation has voting control of the Trusts and owns the Managing Trustee of the Trusts. Semele owns Equis II Corporation. Mr. Engle and Mr. Coyne are officers and directors of, and own significant stock in, Semele. Mr. Engle and Mr. Coyne are officers and directors of MILPI Acquisition.

                        ADDITIONAL FINANCIAL INFORMATION

                             AFG Investment Trust A

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              For the Years Ended December 31, 2000, 1999 and 1998

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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 2000, 1999 and 1998.

                                             2000        1999          1998
                                          ----------   ----------   ----------
Rents earned prior to disposal of
     equipment, net of interest charges   $4,499,487   $4,403,837   $3,710,491

Sale proceeds realized upon
     disposition of equipment .........    1,560,429    1,526,284      629,841
                                          ----------   ----------   ----------

Total cash generated from rents
     and equipment sale proceeds ......    6,059,916    5,930,121    4,340,332

Original acquisition cost of equipment
     disposed .........................    5,470,434    4,721,057    3,560,658
                                          ----------   ----------   ----------

Excess of total cash generated to cost
     of equipment disposed ............   $  589,482   $1,209,064   $  779,674
                                          ==========   ==========   ==========

                             AFG Investment Trust A

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      For the Year Ended December 31, 2000

                                                              Sales and
                                               Operations    Refinancings      Total
                                              -----------    ------------   -----------

Net income .................................. $   320,689    $   429,534    $   750,223

Add:
     Depreciation ...........................     193,867             --        193,867
     Accretion of bond discount .............      (1,626)            --         (1,626)
     Management fees ........................      43,495             --         43,495
     Gain on sale of investment securities...     (17,524)            --        (17,524)
     Loss from interest in EFG Kirkwood .....      47,550             --         47,550
     Book value of disposed equipment .......          --      1,130,895      1,130,895

Less:
     Principal reduction of notes payable....    (102,726)            --       (102,726)
                                              -----------    -----------    -----------
     Cash from operations, sales and
     refinancings ...........................     483,725      1,560,429      2,044,154

Less:
     Management fees ........................     (43,495)            --        (43,495)
                                              -----------    -----------    -----------
     Distributable cash from operations,
       sales and refinancings ...............     440,230      1,560,429      2,000,659

Other sources and uses of cash:
     Cash and cash equivalents
            at beginning of year ............   1,158,982      3,857,983      5,016,965
     Proceeds from sale of investment
            securities ......................     122,652             --        122,652
     Investments - other ....................          --        (52,768)       (52,768)
     Other assets ...........................          --       (120,000)      (120,000)
     Interest in EFG Kirkwood ...............          --       (321,839)      (321,839)
     Net change in receivables and accruals..      19,303             --         19,303

Less:
     Cash distributions paid ................          --     (3,900,000)    (3,900,000)
                                              -----------    -----------    -----------

Cash and cash equivalents at end of year..... $ 1,741,167    $ 1,023,805    $ 2,764,972
                                              ===========    ===========    ===========

                             AFG Investment Trust A

                       SCHEDULE OF COSTS REIMBURSED TO THE
                     MANAGING TRUSTEE AND ITS AFFILIATES AS
               REQUIRED BY SECTION 10.4 OF THE SECOND AMENDED AND
                          RESTATED DECLARATION OF TRUST

                      For the Year Ended December 31, 2000

     For the year ended December 31, 2000, the Trust reimbursed the Managing Trustee and its Affiliates for the following costs:

     Operating expenses               $    295,406

                             AFG Investment Trust A

        SCHEDULE OF REIMBURSEABLE OPERATING EXPENSES DUE TO THIRD PARTIES

                      For the Year Ended December 31, 2000

Operating expenses due to third parties for the year ended December 31, 2000 consisted of the following:

Accounting and Tax                            $    58,600
Aircraft Maintenance                               45,601
Selling & Remarketing                              39,082
Legal                                              38,476
Investor Services                                   9,833
Office                                              8,478
Printing & Document Services                        4,908
Third Party Service Contracts                       4,497
Travel & Entertainment                              2,506
Insurance                                           1,579
Other                                               4,108
                                              -----------

                                      Total   $   217,668
                                              ===========

                             AFG Investment Trust A

                              SCHEDULE OF EQUIPMENT

                             As of December 31, 2000

                                                                   LEASE                              NET
                                                 RENTAL          EXPIRATION                           BOOK
LESSEE                                          SCHEDULE            DATE              COST            VALUE               DEBT
---------------------------------------  --------------------  ---------------    -------------  -----------------   --------------

Cray Research, Inc.                                1                             $   214,783      $          --       $        --
International Paper                             B-71-84                              202,056             57,730                --
Ford Motor Company                            108418-2RN1                             71,796                 --                --
General Motors Corporation                      A-25RN1                              532,192                 --                --
General Motors Corporation                        A-31                               178,736                 --                --
General Motors Corporation                        A-32                                23,784                 --                --
General Motors Corporation                        A-33                                10,387                 --                --
Johnson Controls Battery Group, Inc.              A-1                                 32,350                 --                --
Montgomery Ward & Co., Inc.                      1ARN1                               575,948                 --                --
Montgomery Ward & Co., Inc.                      1BRN1                             1,168,847                 --                --
Montgomery Ward & Co., Inc.                      1CRN1                                19,224                 --                --
Montgomery Ward & Co., Inc.                      1DRN1                                38,371                 --                --
Occidental Chemical Corporation                   A-27            12/31/02           137,384             38,790                --
Reno Air, Inc.                                   N753RA            1/14/03         1,239,741            959,036           553,728
Tama Paperboard                                   A-2              9/30/01            15,253              9,189                --
Temple-Inland Forest Product Group               A-1RN1           12/31/02            21,485              5,632                --
Ultramar Diamond Shamrock                        B-3RN1                               15,883                 --                --
Xerox Corporation                              BB-56RN3B          10/31/01            27,705                 --                --
                                                                                 -----------      --------------      -----------

        Total                                                                    $ 4,525,925      $   1,070,377       $   553,728
                                                                                 ===========      ==============      ===========